UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Hanesbrands Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of the 2022 Annual Meeting
of Stockholders and Proxy Statement

April 26, 2022

Virtual Meeting at 9:00 a.m. Eastern time
www.virtualshareholdermeeting.com/ HBI2022

Forward-Looking Statements

This Proxy Statement contains “forward-looking” statements regarding Hanesbrands’ current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Hanesbrands’ Annual Report on Form 10-K for the fiscal year ended January 1, 2022. We assume no obligation to update any of these forward-looking statements.

Message From Our Chairman and Our Chief Executive Officer

Dear Fellow Stockholders:

We are rapidly creating a new Hanesbrands, focused on growth and serving our consumers like never before. As a result, our Company finished 2021 in a far stronger operational, business and financial position than before the pandemic.

Our success is driven by our Full Potential growth plan. Launched in 2021, Full Potential is based on growing our global Champion brand, re-igniting innerwear growth, putting the consumer at the center of our Company and focusing our portfolio. Full Potential has gotten off to a very strong start. Based on our confidence in future growth and improved performance, we raised our 2024 financial targets nine months after launching the plan. We have much more to do to unlock the Full Potential of Hanesbrands, but we are pleased with the early progress and are more optimistic than ever in our future.

For more than 100 years, Hanesbrands has built iconic brands and created outstanding products. Consumers around the world know that our brands stand for quality, style, value and innovation. As a result, consumer demand for our products remains strong. Our over 59,000 passionate associates around the world are highly focused on meeting this demand, despite the unprecedented challenges of the past two years. We are deeply grateful for their commitment and hard work.

Hanesbrands built on our leadership in sustainability, corporate citizenship and social responsibility in 2021. We are proud of our long-standing commitment to environmental stewardship, workplace quality and community building around the world. We approach sustainability from a broad perspective and focus our efforts in areas addressed by the United Nations’ Sustainable Development Goals. In 2021, we continued our commitment to make the world a more comfortable, liveable and inclusive place by establishing new, wide-ranging 2025/2030 global sustainability goals and launching a new sustainability website, www.HBISustains.com. Included on HBISustains.com are specific Taskforce on Climate-Related Financial Disclosures (TCFD) and Sustainability Accounting Standards Board (SASB) reports. Hanesbrands earned a peer-leading “A-” in the 2021 CDP Climate Change Report, placing us in the 94th percentile of the 13,000 reporting companies, and has been a U.S. Environmental Protection Agency Energy Star Sustained Excellence Award winner for twelve consecutive years. We are members of the Fair Labor Association and the Sustainable Apparel Coalition, we have been recognized for our socially responsible business practices by such organizations as social compliance rating group, Baptist World Aid the United Way, Corporate Responsibility magazine and others. We were also recognized as one of Ethisphere’s World’s most Ethical Companies in 2021.

We also take pride in our commitment to responsible corporate governance. Our Board is composed of a group of industry-leading experts with diverse ethnicities, genders, experiences and backgrounds who work with management to drive long-term, sustainable performance and create value for our stockholders. Half of our ten directors are considered diverse, with three women and two African-Americans. We’re very proud that our Board reflects our values in that way.

Our directors engage in the Company’s strategic planning and provide independent guidance and oversight on the economic, operational, legal and sustainability risks we face. The Board has been active during the pandemic, holding a number of virtual and in-person meetings and receiving regular updates from management on the shifts in business and financial performance, as well as employee health and safety. Many Hanesbrands employees continue to work remotely with limited to no business disruption, demonstrating the effectiveness of the business continuity and cybersecurity plans regularly reviewed by the Board and the Audit Committee.

Our 2022 Annual Meeting of Stockholders will be held on Tuesday, April 26, 2022, at 9:00 a.m. Eastern time. This year, our Annual Meeting of Stockholders will be held entirely online in order to allow for greater participation by all of our stockholders, regardless of their geographic location. Please see the Notice of Annual Meeting on page 12 for more information about how to virtually attend and participate in the Annual Meeting of Stockholders. Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please vote at your earliest convenience.

We appreciate your confidence and continued support of Hanesbrands.

Sincerely yours,

RONALD L. NELSON	STEPHEN B. BRATSPIES
Chairman of the Board of Directors	Chief Executive Officer

HANESBRANDS INC.  |  1

2  |

Proxy Summary

Item 1.

Election of Directors
✓ The Board of Directors recommends a vote FOR the ten director nominees named below
>> See page 16 for further information about our director nominees

Director Nominees

						Hanesbrands Committees
Name	Occupation	Age	Director Since	Independent	Other Current Directorships	A	C	G&N
Cheryl K. Beebe	Former Executive Vice President and Chief Financial Officer of Ingredion Incorporated	66	2020	YES	● Packaging Corporation of America ● The Mosaic Company ● Goldman Sachs Asset Management	M
Stephen B. Bratspies	Chief Executive Officer of Hanesbrands Inc.	54	2020	NO
Geralyn R. Breig	Former Chief Executive Officer of AnytownUSA.com	59	2018	YES		M		M
Bobby J. Griffin	Former President, International Operations of Ryder System, Inc.	73	2006	YES	● United Rentals, Inc. ● WESCO International, Inc. ● Atlas Air Worldwide Holdings, Inc.		M	M
James C. Johnson	Former General Counsel of Loop Capital Markets LLC	69	2006	YES	● Ameren Corporation ● Energizer Holdings, Inc. ● Edgewell Personal Care Company			C
Franck J. Moison	Former Vice Chairman of the Colgate-Palmolive Company	68	2015	YES	● United Parcel Service, Inc.	M	M
Robert F. Moran	Chief Executive Officer of UNATION, Inc.	71	2013	YES		C
Ronald L. Nelson	Former Chairman and Chief Executive Officer of Avis Budget Group, Inc.	69	2008	YES	● ViacomCBS Inc. ● Wyndham Hotels & Resorts, Inc.		M	M
William S. Simon	Former Executive Vice President of Walmart Stores, Inc. and former President and CEO of Walmart U.S.	62	2021	YES	● Darden Restaurants, Inc.	M
Ann E. Ziegler	Former Chief Financial Officer of CDW Corporation	63	2008	YES	● Reynolds Consumer Products Inc. ● US Foods Holding Corp ● Wolters Kluwer N.V.		C

A: Audit					C: Chair
C: Compensation					M: Member
G&N: Governance & Nominating

HANESBRANDS INC.  |  3

Proxy Summary

Director Nominee Skills and Diversity

	Cheryl K. Beebe	Stephen B. Bratspies	Geralyn R. Breig	Bobby J. Griffin	James C. Johnson	Franck J. Moison	Robert F. Moran	Ronald L. Nelson	William S. Simon	Ann E. Ziegler
Skills and Qualifications
Chief Executive Officer Experience		●					●	●	●
Corporate Governance Experience	●		●	●	●	●	●	●	●	●
Risk Oversight/Management Experience	●	●	●	●	●	●	●	●	●	●
Financial Literacy	●	●	●	●	●	●	●	●	●	●
Industry Experience		●	●			●	●	●	●	●
International Business Experience	●	●	●	●		●	●	●	●
Chief Financial Officer Experience	●						●	●		●
Audit Committee Financial Expertise	●						●
Extensive Knowledge of the Company’s Business		●
Gender
Women	●		●							●
Men		●		●	●	●	●	●	●
Race/Ethnicity
African-American				●	●
White/Caucasian	●	●	●			●	●	●	●	●

Proxy Summary

Corporate Governance Highlights

Independence

●	The majority of director nominees are independent (9 of 10)
●	Independent Chairman of the Board

Accountability

●	Annual election of directors
●	Majority voting for directors
●	Executive and director stock ownership guidelines
●	Hedging and pledging of company stock is prohibited

Effectiveness

●	Annual, robust Board and committee self-evaluation process, including individual director evaluations

Diversity

●	Half of director nominees are considered diverse (5 of 10), including three female and two African American nominees

Strategic Guidance

●	Board oversight of risk management
●	Regular Board review of cybersecurity risks (at least twice annually), including the Company’s adherence to the NIST cybersecurity framework, plans to mitigate cybersecurity risks and respond to data breaches
●	Board monitoring of the Company’s climate-related risks, sustainability initiatives and progress towards long-term sustainability goals
●	Succession planning for CEO and key members of senior management

Item 2.

To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm

✓   The Board of Directors recommends a vote FOR this item

We are asking you to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for our 2022 fiscal year.

>> See page 33 for further information about our independent auditors

Item 3.

To approve, on an advisory basis, named executive officer compensation as disclosed in this Proxy Statement

✓   The Board of Directors recommends a vote FOR this item

Hanesbrands’ stockholders have the opportunity to cast a non-binding, advisory “say on pay” vote on our named executive officer compensation, as disclosed in this Proxy Statement. We ask for your approval of the compensation of our named executive officers. Before considering this proposal, please read our Compensation Discussion and Analysis and the executive compensation tables and related narrative disclosure in this Proxy Statement, which explain our executive compensation programs and the Compensation Committee’s compensation decisions.

>> See page 35 for further information about our executive compensation program

HANESBRANDS INC.  |  5

Proxy Summary

ESG AND SUSTAINABILITY HIGHLIGHTS

We believe it is important to protect the place we all call home. With this in mind, we are continuing our commitment to make the world a more comfortable, livable and inclusive place. We approach sustainability from a broad, holistic perspective and focus our efforts in areas addressed by the United Nations’ Sustainable Development Goals, such as: good health and well-being; quality education; gender equality; climate action; clean water and sanitation; affordable and clean energy; economic growth; reduced inequalities; and responsible consumption and production. In light of our commitment to sustainability, we have established wide-ranging 2025/2030 global sustainability goals, including:

●	People: By 2030, improve the lives of at least 10 million people through health and wellness programs, diversity and inclusion initiatives, improved workplace quality, and philanthropic efforts that improve local communities.
●	Planet: By 2030, reduce direct greenhouse gas emissions by 50% and indirect emissions by 30% to align with science-based targets, reduce water use by at least 25%, use 100% renewable electricity in Company-owned operations, and bring landfill waste to zero.
●	Product: By 2025, eliminate all single-use plastics and reduce packaging weight by at least 25%, while also moving to 100% recycled/biodegradable polyester and sustainably sourced cotton.

We regularly report our progress against these goals and other key metrics on our sustainability website, www.HBISustains.com.

In working toward our climate and sustainability goals, we have established social programs like Green for Good, which provides education and growth opportunities for tens of thousands of our global employees and has donated millions to community needs in the form of funding and clothing donations. In recognition of our efforts, we are the only apparel company to have earned sustained excellence honors from the U.S. EPA Energy Star Partner program for 12 years in a row. We earned a peer-leading “A-” on the CDP Climate disclosure in 2021. We are also very proud to have been named by Ethisphere as one of the World’s Most Ethical Companies.

Under our ESG governance framework, the Governance and Nominating Committee takes the lead in coordinating the Board’s ESG oversight activities. In that role, the Governance and Nominating Committee provides oversight of management’s ESG strategy and communications, as well as our corporate governance policies and practices. In addition, the Governance and Nominating Committee assesses whether relevant ESG risks, opportunities and disclosure obligations are regularly reviewed and considered by the other Board committees. The Audit and Compensation Committees support the Governance and Nominating Committee in its oversight role by taking the relevant ESG risks, opportunities and disclosure obligations into account as part of the existing mandates under their respective charters. For example:

●	The Compensation Committee oversees the Company’s human capital policies and strategies, including diversity, equity and inclusion (DE&I), pay equity and talent management.
●	The Audit Committee considers the integrity of the Company’s ESG reporting frameworks and controls, including the accuracy and consistency of ESG reporting and disclosures and evaluates environmental risks as part of its oversight of the Company’s Global Enterprise Risk evaluation.

COMPENSATION HIGHLIGHTS

Business Strategies and Priorities

We make everyday apparel that is known and loved by consumers around the world for comfort, style, quality, innovation and value. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. We employ over 59,000 associates in 33 countries and have built a strong reputation for workplace quality and ethical business practices.

In 2021, we announced our Full Potential plan – a three-year growth plan designed to unlock the enormous opportunities of Hanesbrands, building on our iconic brands, world-class supply chain, deep consumer loyalty, broad channel distribution and global footprint. The Full Potential plan consists of four growth pillars: grow global Champion; re-ignite innerwear growth; drive consumer-centricity; and focus the portfolio. We have already made significant strides towards achieving these goals, as evidenced by our accelerated growth, the decision to sell our European Innerwear and U.S. Sheer Hosiery businesses; improvements in core e-commerce capabilities; a 30% reduction in SKUs; and our broad-based cost reduction program. We are also embarking on a number of initiatives designed to: enhance our global design and innovation capabilities to meet the needs of both current and new consumer segments; segment our supply chain to address the unique needs of each of our brands and increase speed-to-market; simplify our process and organization to make decisions faster; and modernize our technology and invest in our people and next-generation talent to accelerate results and deliver sustainable, profitable growth.

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Proxy Summary

Fiscal 2021 Performance1

●	We exited 2021 with a stronger business and financial foundation, as well as a more attractive long-term growth profile relative to our pre-pandemic position. Hanesbrands delivered meaningful growth above pre-pandemic levels with full-year 2021 net sales 13% above 2019, adjusted operating profit 14% higher than 2019 and adjusted earnings per share 26% above 2019. The balance sheet also strengthened with leverage declining to 2.7 times on a net debt-to-adjusted EBITDA basis.
●	We raised our 2024 Full Potential financial targets as a result of increased consumer demand for our brands globally, the traction of our Full Potential growth strategy and the proven ability of our global team to execute and consistently deliver results, particularly in one of the most challenging macro environments in decades. The Company increased its 2024 revenue target to approximately $8 billion, which includes an increase in global Champion brand sales to approximately $3.2 billion; an increase in adjusted operating margin to approximately 14.4%; and an increase in cumulative three-year free cash flow to approximately $1.6 billion.
●	We also increased capital returns to shareholders. In addition to our regular quarterly cash dividend, we announced a new a three-year $600 million share repurchase program. Based on our Full Potential plan targets, we expect to repurchase shares quarterly, beginning with the first quarter of 2022.
●	Global Champion brand sales increased 25% and 20% compared to fourth-quarter and full-year 2019, respectively. The continued growth above pre-pandemic levels is driven by strong consumer demand across channels in the U.S., continued growth in Europe, the Americas and Australia as well as the ramp-up of partners in China.
●	U.S. Innerwear sales increased 19% and 21% compared to the fourth-quarter and full-year 2019, respectively. For the full-year 2021, Innerwear’s market share increased approximately 150 basis points over 2019 with increased share positions in Men’s, Women’s, Kids and Socks.
●	We continued the execution of our Full Potential growth plan, including investment in our iconic brands and the simplification of our business portfolio. As compared to 2019, global media and marketing investment increased nearly $30 million for the quarter and $70 million for the full-year, helping drive higher point-of-sale trends and increased market share. The Company made the decision to sell its European Innerwear and U.S. Sheer Hosiery businesses, milestones in our initiative to focus our portfolio on areas with the greatest potential for growth and returns.

Executive Compensation Philosophy and Framework

At Hanesbrands, we emphasize a “pay-for-performance” culture, linking a substantial percentage of an executive’s compensation to our performance and stockholders’ value growth. Specifically:

●	We provide annual incentives designed to reward our executive officers for the attainment of short-term goals, and long-term incentives designed to reward increasing stockholder value over the short, medium and long term.
●	Performance-based and at-risk compensation represents 89% of our Chief Executive Officer’s total target direct compensation, reflecting the position’s highest level of accountability and responsibility for results.
●	Performance-based and at-risk compensation represents 74% of the average total target direct compensation for our other named executive officers, as further described in the Compensation Discussion and Analysis that begins on page 35.
●	In keeping with our pay-for-performance culture, we expect our executive officers to deliver overall results that exceed performance targets to receive above median market compensation. Below target performance is expected to result in below median market compensation.
●	Our compensation program is designed to reward exceptional and sustained performance. By combining a three-year vesting period for most equity awards with policies prohibiting hedging or pledging of our shares, a substantial portion of the value of our executives’ compensation package is tied to changes in our stock price, and therefore is at-risk, for a significant period of time. In addition, we have implemented a three-year performance period for all performance-based long-term incentive awards, beginning in 2022. The Compensation Committee believes this design provides an effective way to link executive compensation to long-term stockholder returns.
●	Outstanding equity awards are subject to “double-trigger” accelerated vesting in connection with a change in control, under which the vesting of awards will accelerate only if there is a qualifying termination of employment within two years after the change in control or if the surviving entity does not provide qualifying replacement awards.
●	Our Clawback Policy permits us to recoup cash- and equity-based incentive compensation payments in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Additionally, the terms of both our cash- and equity-based incentive compensation plans permit the recovery of incentive awards if a participant violates our Global Code of Conduct or engages in other activities harmful to the interests of the Company.

[1]	For reconciliations of select GAAP and non-GAAP measures, see Appendix A. Unless otherwise noted, all 2019 comparisons are rebased to exclude the exited C9 Champion mass program and the DKNY intimate apparel license; see Appendix A.

HANESBRANDS INC.  |  7

Proxy Summary

Fiscal 2021 NEOs

Our named executive officers for our 2021 fiscal year were:

Stephen B. Bratspies	Chief Executive Officer
Michael P. Dastugue	Chief Financial Officer
M. Scott Lewis	Chief Accounting Officer and Former Interim Chief Financial Officer
Joseph W. Cavaliere	Group President, Global Innerwear
Michael E. Faircloth	Group President, Global Operations
Jonathan Ram	Group President, Global Activewear

Elements of Fiscal 2021 Compensation

Our named executive officers’ total direct compensation for fiscal 2021 consisted principally of the following elements:

Base Salary	● Fixed compensation component ● Reflects the individual responsibilities, performance and experience of each named executive officer	● Provides a foundation of cash compensation for the fulfilment of fundamental job responsibilities
Annual Incentive Plan (“AIP”) Awards	● Performance-based cash compensation ● Payout determined based on Company performance against pre-established targets	● Motivates performance by linking compensation to the achievement of key annual objectives
Long-Term Incentive Program (“LTIP”) Awards

● Performance-based and at-risk, time-vested compensation

●  Performance Share Awards (“PSAs”) (50% of LTIP opportunity)

●  Vesting on the third anniversary of the grant date

●  Number of shares received ranges from 0% to 200% of the number of units granted based on 2021 Company performance against pre-established targets

●  Restricted Stock Unit Awards (“RSUs”) (50% of LTIP opportunity)

●  Ratable vesting over a three-year service period

● Encourages behavior that enhances the long-term growth, profitability and financial success of the Company, aligns executives’ interests with our stockholders and supports retention objectives

In addition, we provide health, welfare and retirement plans that promote employee wellness and support employees in attaining financial security. We also provide severance benefits under limited circumstances. These severance benefits, which provide our named executive officers with income protection in the event employment is terminated without cause or terminated in certain situations following a change in control, support our executive retention goals and encourage our named executive officers’ independence and objectivity in considering potential change in control transactions. See “Post-Employment Compensation” on page 49 for additional details.

Fiscal 2021 Compensation Mix

The mix of compensation elements that we offer is intended to further our goals of:

●	achieving key annual results and strategic long-term business objectives;
●	using an appropriate mix of cash and equity;
●	emphasizing a “pay-for-performance” culture;
●	effectively managing the cost of pay programs; and
●	providing a balanced total compensation program to help ensure senior management is not encouraged to take unnecessary and excessive risks that may harm the Company.

Our emphasis on performance-based and at-risk pay is reflected in the following chart, which illustrates the fiscal 2021 total target direct compensation mix for our Chief Executive Officer and the average target direct compensation mix for our other named executive officers (“NEOs”).

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Proxy Summary

Fiscal 2021 Total Target Direct Compensation

The percentage of our Chief Executive Officer’s performance-based and at-risk compensation is the highest of our named executive officers, reflecting the position’s highest level of responsibility and accountability for results. Performance-based and at-risk compensation comprises 74% of the average total target direct compensation of our other named executive officers. Because the value of such compensation depends on Hanesbrands’ achievement of key annual results and strategic long-term business objectives and/or is tied to changes in our stock price, our named executive officers’ actual compensation could be materially higher or lower than targeted levels.

CEO Potential Compensation Scenarios (Percentage of Total Compensation)

HANESBRANDS INC.  |  9

Proxy Summary

Fiscal 2021 Performance Metrics

The Compensation Committee decided to move away from a single set of performance metrics for the 2021 AIP and LTIP awards and instead establish a separate set of metrics for each program. The Committee felt this design change would better align the Company’s compensation programs with current market practice.

The metrics for fiscal 2021 performance compensation were as follows for the AIP and LTIP:

Annual Incentive Plan (AIP) Metrics

Long-Term Incentive Plan (LTIP) Metrics

10  |

Proxy Summary

Fiscal 2021 Executive Compensation

Summary of Compensation

The following table sets forth a summary of compensation earned by or paid to our named executive officers for our 2021, 2020 and 2019 fiscal years, as applicable. This table is supplemental to, and not intended to replace, the Summary Compensation Table set forth on page 53, which contains all of the information set forth below, as well as further explanation and detail in the footnotes and related narrative disclosure.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen B. Bratspies	2021	$1,100,000	$—	$7,049,994	$—	$2,691,130	$—	$190,125	$11,031,249
Chief Executive Officer	2020	458,333	—	2,812,505	655,689	803,150	—	99,388	4,829,065
Michael P. Dastugue	2021	500,000	—	1,013,319	—	815.494	—	70,463	2,399,276
Chief Financial Officer
M. Scott Lewis	2021	375,000	350,000	225,000	—	532,110	—	90,820	1,572,930
Chief Accounting Officer and Former Interim Chief Financial Officer	2020	361,790	700,000	175,001	—	439,009	—	40,564	1,716,363
Joseph W. Cavaliere	2021	623,719	—	1,519,996		1,017,278	—	264,618	3,425,611
Group President, Global Innerwear
Jonathan Ram	2021	637,500	—	1,520,000	—	779,816	—	89,418	3,026,734
Group President, Global Activewear
Michael E. Faircloth	2021	626,667		1,282,004	—	766,564	—	75,519	2,750,754
Group President, Global Operations	2020	588,511	—	1,282,009	—	415,187	31,843	75,202	2,392,753
	2019	560,000	—	—	—	587,664	41,052	56,227	1,244,943

HANESBRANDS INC.  |  11

Notice of the 2022 Annual Meeting of Stockholders

WHEN:

Tuesday, April 26, 2022
9:00 a.m., Eastern time

WHERE:

The Annual Meeting will be held exclusively online at www.virtualshareholdermeeting.com/HBI2022.

PURPOSE:

1.	to elect ten directors to serve on the Hanesbrands Board of Directors until Hanesbrands’ next annual meeting of stockholders and until their successors are duly elected and qualified;
2.	to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2022 fiscal year;
3.	to approve, on an advisory basis, named executive officer compensation as disclosed in the Proxy Statement for our 2022 Annual Meeting; and
4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE:

Stockholders of record at the close of business on February 15, 2022 are entitled to notice of, and to vote at, the Annual Meeting.

The Board of Directors is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is properly presented at the Annual Meeting, the persons named as proxies on the proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.

By Order of the Board of Directors

TRACY M. PRESTON

General Counsel, Corporate Secretary and
Chief Compliance Officer

March 14, 2022
Winston-Salem, North Carolina

HOW TO VOTE:

Whether or not you plan to attend the meeting, we urge you to authorize a proxy to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you requested and received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

BY TELEPHONE In the U.S. or Canada, you can authorize a proxy to vote your shares toll-free by calling 1-800-690-6903.

BY INTERNET You can authorize a proxy to vote your shares online at www.proxyvote.com.

BY MAIL You can authorize a proxy to vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

ATTENDING THE MEETING

You can attend the 2022 Annual Meeting online, vote your shares, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/HBI2022.

Please note that stockholders will need their unique 16-digit control number which appears on their Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials in order to attend, vote shares or ask questions prior to or at the Annual Meeting. If you are a beneficial owner and you do not have a control number, you must contact your broker or other financial institution to obtain a control number or voting instructions.

Prior to the Annual Meeting, you may vote your shares and submit pre-meeting questions online by visiting proxyvote.com and following the instructions on your proxy card.

If you encounter any technical difficulties during check-in or during the Annual Meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/HBI2022.

Important Notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 26, 2022.

The Annual Report and Proxy Statement are available at www.proxyvote.com.

The Notice of Internet Availability of Proxy Materials, or this Notice of the 2022 Annual Meeting of Stockholders, this Proxy Statement and our 2021 Annual Report on Form 10-K are first being mailed to stockholders on or about March 14, 2022.

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Corporate Governance at Hanesbrands

Proposal 1—Election of Directors

Our Board of Directors currently has ten members. Each of our directors is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. If a nominee is unavailable for election, proxy holders may vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to serve on the Board if elected. Following is information regarding each of the nominees for election, which has been confirmed by the applicable nominee for inclusion in this Proxy Statement.

The ten nominees for election at the Annual Meeting possess experience and qualifications that our Governance and Nominating Committee believes will allow them to make substantial contributions to the Board. In selecting nominees to the Board, we seek to ensure that our Board collectively has a balance of experience and expertise, including chief executive officer experience, chief financial officer experience, international expertise, deep experience in the consumer products industry, corporate governance expertise and expertise in other functional areas that are relevant to our business. For more information about the process by which the Governance and Nominating Committee identifies candidates for election to the Board, please see “Process for Nominating Potential Director Candidates” on page 22.

Our Board of Directors unanimously recommends a vote FOR election of these ten nominees.

HANESBRANDS INC.  |  13

Corporate Governance at Hanesbrands

Director Nominee Skills and Diversity

	Cheryl K. Beebe	Stephen B. Bratspies	Geralyn R. Breig	Bobby J. Griffin	James C. Johnson	Franck J. Moison	Robert F. Moran	Ronald L. Nelson	William S. Simon	Ann E. Ziegler
Skills and Qualifications
Chief Executive Officer Experience		●					●	●	●
Corporate Governance Experience	●		●	●	●	●	●	●	●	●
Risk Oversight/Management Experience	●	●	●	●	●	●	●	●	●	●
Financial Literacy	●	●	●	●	●	●	●	●	●	●
Industry Experience		●	●			●	●	●	●	●
International Business Experience	●	●	●	●		●	●	●	●
Chief Financial Officer Experience	●						●	●		●
Audit Committee Financial Expertise	●						●
Extensive Knowledge of the Company’s Business		●
Gender
Women	●		●							●
Men		●		●	●	●	●	●	●
Race/Ethnicity
African-American				●	●
White/Caucasian	●	●	●			●	●	●	●	●

14  |

Corporate Governance at Hanesbrands

Director Nominee Age

Director Nominee Tenure

HANESBRANDS INC.  |  15

Corporate Governance at Hanesbrands

Nominees for Election as Directors for a One-Year Term Expiring in 2023

Cheryl K. Beebe

Former Executive Vice President and Chief Financial Officer of Ingredion Incorporated

Age: 66

Director Since: 2020

Committee Membership: Audit

Independent Director
Audit Committee Financial Expert
Other Current Directorships:

•     Packaging Corporation of America

•    The Mosaic Company

•    Goldman Sachs Asset Management

Former Directorships Within the Past Five Years:

•     Convergys Corporation

Ms. Beebe served as Executive Vice President and Chief Financial Officer of Ingredion Incorporated (formerly named Corn Products International, Inc.), a manufacturer and seller of a number of ingredients to food and international customers, from 2004 to 2014. Ms. Beebe previously served Ingredion as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004. She currently serves as a member and chair of the Board of Trustees for Goldman Sachs Asset Management GSTII funds and a member of the Board of Trustees of Fairleigh Dickinson University, New Jersey’s largest private university.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

Chief Financial Officer Experience	Possesses financial acumen and an understanding of financial matters and the preparation and analysis of financial statements

International Business Experience	Served in senior leadership positions with companies engaged in international business

Corporate Governance Experience	Gained experience in corporate governance through service as a director of another public company
Stephen B. Bratspies

Chief Executive Officer of Hanesbrands Inc. Age: 54 Director Since: 2020 Committee Membership: None

Mr. Bratspies has served as our Chief Executive Officer since August 2020. Immediately prior to joining the company, Mr. Bratspies served as Chief Merchandising Officer since 2015 for Walmart Inc., a publicly traded multinational retail company that operates a chain of supercenters, discount stores, grocery stores and warehouse clubs. He served in various capacities at Walmart since 2005, including as Executive Vice President, Food, from 2014 to 2015 and as Executive Vice President, General Merchandise, from 2013 to 2014. Earlier in his career, he served as chief marketing officer for Specialty Brands, held various management positions at PepsiCo, Inc.’s Frito-Lay North America division, and was a management consultant with A.T. Kearney.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

Chief Executive Officer Experience	Has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

International Business Experience	Served in senior leadership positions with companies engaged in international business

Extensive Knowledge of the Company’s Business	Has extensive knowledge of Hanesbrands’ business

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Corporate Governance at Hanesbrands

Geralyn R. Breig

Former Chief Executive Officer of AnytownUSA.com Age: 59 Director Since: 2018 Committee Membership: Audit, Governance and Nominating Independent Director

Ms. Breig founded and served as Chief Executive Officer of AnytownUSA.com, an e-commerce marketplace, from 2018 to 2020. From 2014 to 2016, she served as President of Clarks, Americas Region, a division of the global, privately held footwear company C&J Clark Ltd. From 2008 to 2011, she served as President of Avon North America, a division of Avon Products Inc. She also served as Senior Vice President and Brand President of Avon’s Global Marketing Business Unit from 2005 to 2008. Ms. Breig held several executive positions at the Campbell Soup Company from 1995 to 2005, including as President, Godiva Chocolatier International. She began her career in brand management for the Beauty Care Division at The Procter & Gamble Company and also held several managerial positions at Kraft Foods, Inc.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of another public company
Bobby J. Griffin

Former President, International Operations of Ryder System, Inc.

Age: 73

Director Since: 2006

Committee Membership: Compensation, Governance and Nominating

Independent Director

Other Current Directorships:

•    United Rentals, Inc.

•    WESCO International, Inc.

•    Atlas Air Worldwide Holdings, Inc.

Mr. Griffin served as President, International Operations of Ryder System, Inc., a global leader in transportation and supply chain management solutions, from 2005 to 2007. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, including as Executive Vice President, International Operations from 2003 to 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

International Business Experience	Served in senior leadership positions with a company engaged in international business

Practical Expertise	Gained substantial experience in mergers and acquisitions, procurement and distribution, strategic planning, and transportation and security through service in senior leadership positions with a large international company

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

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Corporate Governance at Hanesbrands

James C. Johnson

Former General Counsel of Loop Capital Markets LLC

Age: 69

Director Since: 2006

Committee Membership: Governance and Nominating (Chair)

Independent Director

Other Current Directorships:

•    Ameren Corporation

•    Energizer Holdings, Inc.

•    Edgewell Personal Care Company

Mr. Johnson served as General Counsel of Loop Capital Markets LLC, a provider of a broad range of integrated capital solutions for corporate, governmental and institutional entities, from 2010 until 2013. Mr. Johnson previously served as Vice President and Assistant General Counsel of the Boeing Commercial Airplanes division of The Boeing Company, one of the world’s major aerospace firms, from 2007 until 2009. From 1998 until 2007, Mr. Johnson served as Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company. He currently serves as a trustee of the University of Pennsylvania and a Member of the Board of Overseers of the College of Arts and Sciences. In February 2018, Mr. Johnson completed the NACD Cyber-Risk Oversight Program and earned the CERT Certificate in Cybersecurity Oversight.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues; reporting to the General Counsel, had responsibility for the staff and legal affairs for Boeing Commercial Airplanes, a business with annual revenue in excess of $20 billion

Completed NACD Cyber-Risk Oversight Program and earned the CERT Certificate in Cybersecurity Oversight, demonstrating commitment to Board-level cybersecurity risk oversight

Financial Literacy	Served as Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company, where he gained practical expertise in significant business and financial issues

Corporate Governance Experience	Gained substantial experience in the oversight and administration of governance policies and programs through service as a director of other public companies, as well as through his position as Corporate Secretary of The Boeing Company; gained additional experience in executive compensation as a member of the compensation committee and as the chair of the compensation committee for two other public companies
Franck J. Moison

Former Vice Chairman of the Colgate-Palmolive Company

Age: 68

Director Since: 2015

Committee Membership: Audit, Compensation

Independent Director

Other Current Directorships:

•    United Parcel Service, Inc.

Mr. Moison served as Vice Chairman of the Colgate- Palmolive Company, a leading consumer products company, from 2016 to 2018. He also served as Chief Operating Officer of Emerging Markets & Business Development for Colgate-Palmolive from 2010 to 2016. Beginning in 1978, Mr. Moison served in various management positions with Colgate-Palmolive, including as President, Global Marketing, Supply Chain & R&D from 2007 to 2010, and President, Western Europe, Central Europe and South Pacific from 2005 to 2007. He serves as a director of SES-imagotag, an electronic shelf labels retailer, as Chairman of the International Advisory Board of the EDHEC Business School (Paris, London, Singapore) and as a member of the International Board of the McDonough School of Business at Georgetown University.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

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Corporate Governance at Hanesbrands

Robert F. Moran

Chief Executive Officer of UNATION, Inc.

Age: 71

Director Since: 2013

Committee Membership: Audit (Chair)

Independent Director

Audit Committee Financial Expert

Former Directorships Within the Past Five Years:

•    UNATION, Inc.

•    GNC Holdings, Inc.

Mr. Moran has served as Chief Executive Officer of UNATION, Inc., an events and branding social media network, since 2021. From 2012 to 2013, he served as Chairman of the Board of PetSmart, Inc., a leading specialty provider of pet care products and services, and as Chief Executive Officer of PetSmart from 2009 to 2013. He joined PetSmart as President of North American Stores in 1999, and in 2001 he was appointed President and Chief Operating Officer. Mr. Moran also served as Chairman of GNC Holdings, Inc. (“GNC”), a leading global specialty retailer of health and wellness products, from 2017 to 2018 and as Interim Chief Executive Officer of GNC from 2016 to 2017. From 1998 to 1999, Mr. Moran was President of Toys “R” Us (Canada) Ltd., a subsidiary of former specialty toy retailer Toys “R” Us, Inc.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

Chief Executive Officer Experience	Has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

Chief Financial Officer Experience	Possesses financial acumen and an understanding of financial matters and the preparation and analysis of financial statements

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies
Ronald L. Nelson

Former Chairman and Chief Executive Officer of Avis Budget Group, Inc.

Age: 69

Director Since: 2008

Committee Membership: Compensation, Governance and Nominating

Chairman of the Board

Other Current Directorships:

•    ViacomCBS, Inc.

•    Wyndham Hotels & Resorts, Inc.

Former Directorships Within the Past Five Years:

•    Convergys Corporation

Mr. Nelson served as Executive Chairman of Avis Budget Group, Inc., which operates five major brands in the global vehicle rental industry through Avis, Budget, Budget Truck, Payless and Zipcar, from 2016 to 2018. From 2006 to 2015, Mr. Nelson served as Chairman and Chief Executive Officer of Avis Budget Group. Mr. Nelson was a director of Cendant Corporation (the predecessor of Avis Budget Group) from 2003 to 2006, Chief Financial Officer from 2003 until 2006 and President from 2004 to 2006. Mr. Nelson was also Chairman and Chief Executive Officer of Cendant Corporation’s Vehicle Rental business from January 2006 to August 2006. From 2005 to 2006, Mr. Nelson was interim Chief Executive Officer of Cendant Corporation’s former Travel Distribution Division.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

Chief Executive Officer Experience	Has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

Chief Financial Officer Experience	Possesses financial acumen and an understanding of financial matters and the preparation and analysis of financial statements

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

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Corporate Governance at Hanesbrands

William S. Simon

Former Executive Vice President of Wal-Mart Stores, Inc. and former President and CEO of Walmart U.S.

Age: 62

Director Since: 2021

Committee Membership: Audit

Independent Director

Audit Committee Financial Expert
Other Current Directorships:

•    Darden Restaurants, Inc.

•    Equity Distribution Acquisition Corp.

Former Directorships Within the Past Five Years:

•    Anixter International, Inc.

•    Chico’s FAS, Inc.

•    GameStop Corp.

•    Academy Sports and Outdoors, Inc.

Mr. Simon has been Senior Advisor to KKR & Co., an investment firm, since 2014, and President of WSS Venture Holdings, LLC, a consulting and investment company, since 2014. Mr. Simon served as Executive Vice President of Wal-Mart Stores, Inc., a global retailer, and former President and CEO of Walmart U.S., the largest division of Wal-Mart Stores, Inc., which consists of retail department stores, from 2010 to 2014. Mr. Simon also served as Executive Vice President and COO of Walmart U.S. from 2007 to 2010 and Executive Vice President of Professional Services and New Business Development from 2006 to 2007. Prior to joining Walmart, Mr. Simon held senior executive positions at Brinker International, Inc., a casual dining restaurant company, Diageo North America, Inc., a multinational alcoholic beverages company, and Cadbury Schweppes plc, a multinational confectionery company. Mr. Simon also served as Secretary of the Florida Department of Management Services and served 25 years in the U.S. Navy and Naval Reserves.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

Chief Executive Officer Experience	Has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the retail and consumer products industries

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

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Corporate Governance at Hanesbrands

Ann E. Ziegler

Former Chief Financial Officer of CDW Corporation

Age: 63

Director Since: 2008

Committee Membership: Compensation (Chair)

Independent Director

Other Current Directorships:

•    Reynolds Consumer Products Inc.

•    Wolters Kluwer N.V.

•    US Foods Holding Corp.

Former Directorships Within the Past Five Years:

•    Groupon Inc.

Ms. Ziegler served as Senior Vice President and Chief Financial Officer and a member of the executive committee of CDW Corporation, a leading provider of technology solutions for business, government, healthcare and education, from 2008 until 2017. From 2005 until 2008, Ms. Ziegler served as Senior Vice President, Administration and Chief Financial Officer of Sara Lee Food and Beverage, a division of Sara Lee Corporation. From 2003 until 2005, she served as Chief Financial Officer of Sara Lee Bakery Group. From 2000 until 2003, she served as Senior Vice President, Corporate Development of Sara Lee.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

Chief Financial Officer Experience	Possesses financial acumen and an understanding of financial matters and the preparation and analysis of financial statements

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

HANESBRANDS INC.	21

Corporate Governance at Hanesbrands

How We Select our Directors

Process for Nominating Potential Director Candidates

The Governance and Nominating Committee is responsible for screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination. The Governance and Nominating Committee will consider director candidates proposed by the Chief Executive Officer, by any director or by any stockholder. From time to time, the Governance and Nominating Committee also retains search firms to assist it in identifying and evaluating a diverse slate of director nominees. Each of the nominees for election at the Annual Meeting, other than Mr. Simon, have been previously elected by our stockholders. The Board of Directors increased its number of members from nine to ten and elected Mr. Simon to the Board of Directors on June 10, 2021.

In evaluating potential director candidates, the Governance and Nominating Committee seeks to present candidates to the Board of Directors who have distinguished records of leadership and success in their arena of expertise and who will make substantial contributions to the Board of Directors. The Governance and Nominating Committee considers the qualifications listed in our Corporate Governance Guidelines, which include:

●	personal and professional ethics and integrity;
●	diversity among the existing Board members, including racial and ethnic background and gender;
●	specific business experience and competence, including whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to our global activities;
●	financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements;
●	the ability to represent our stockholders as a whole;
●	professional and personal accomplishments, including involvement in civic and charitable activities;
●	experience with enterprise level risk management;
●	educational background; and
●	whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board of Directors.

Any recommendation submitted by a stockholder to the Governance and Nominating Committee should include information relating to each of the qualifications outlined above concerning the potential candidate along with the other information required by our bylaws for stockholder nominations. The Governance and Nominating Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. Stockholders who want to directly nominate a director for consideration at next year’s Annual Meeting should refer to the procedures described under “Stockholder Proposals and Director Nominations for Next Annual Meeting” on page 68.

Although we do not have a standalone policy regarding diversity in the nomination process, as noted above, diversity is one of the criteria that our Corporate Governance Guidelines require that our Governance and Nominating Committee consider in identifying and evaluating director nominees. In applying this criteria, the Governance and Nominating Committee and the Board consider diversity to also include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to an active, effective Board. The Governance and Nominating Committee evaluates the effectiveness of its activities under this policy through its annual review of Board composition, which considers whether the current composition of the Board adequately reflects the balance of qualifications discussed above, including diversity, prior to recommending nominees for election. In this regard, the Board believes that its efforts have been effective based on the current composition of the Board, half of which is considered diverse and which includes three female and two African-American directors.

Our Corporate Governance Guidelines provide that a director who reaches the age of 74 should submit a letter of resignation to the Governance and Nominating Committee, on an annual basis, to be effective upon acceptance by the Board. Such letters of resignation will be considered by the Governance and Nominating Committee upon receipt. The Board will determine whether to accept any such letter of resignation, taking into account the recommendation of the Governance and Nominating Committee.

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Corporate Governance at Hanesbrands

Director Independence

In order to assist our Board of Directors in making the independence determinations required by New York Stock Exchange (“NYSE”) listing standards, the Board of Directors has adopted categorical standards of independence. These standards, which are contained in our Corporate Governance Guidelines, are available on our corporate website, www.Hanes.com/investors (in the “Investors” section). The Board has determined that nine of the ten current members of our Board of Directors, Ms. Beebe, Ms. Breig, Mr. Griffin, Mr. Johnson, Mr. Moison, Mr. Moran, Mr. Nelson, Mr. Simon and Ms. Ziegler, are independent under NYSE listing standards and under our Corporate Governance Guidelines. In determining director independence, the Board of Directors did not discuss, and was not aware of, any related person transactions, relationships or arrangements that existed with respect to any of these directors.

Our Audit Committee’s charter requires that all of the members of the Audit Committee be independent under NYSE listing standards and the rules of the Securities Exchange Commission (“SEC”). The Board has determined that each of the current members of our Audit Committee is an independent director under NYSE listing standards and meets the enhanced standards of independence applicable to audit committee members under applicable SEC rules. The Board has also determined that each of Ms. Beebe and Mr. Moran qualifies as an “audit committee financial expert” under applicable SEC rules.

Our Compensation Committee’s charter requires that all of the members of the Compensation Committee be independent under NYSE listing standards, including the enhanced independence requirements applicable to Compensation Committee members and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each of the current members of our Compensation Committee is an independent director under NYSE listing standards and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.

Our Governance and Nominating Committee’s charter requires that all of the members of the Governance and Nominating Committee be independent under NYSE listing standards. The Board has determined that each of the current members of our Governance and Nominating Committee is an independent director under NYSE listing standards.

The Board’s Role and Responsibilities

Overview

The Board of Directors is elected by our stockholders to oversee their interests in the long-term health and the overall success of the Company’s business. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders. The Board oversees the business of the Company, as conducted by the members of Hanesbrands’ senior management. In carrying out its responsibilities, the Board reviews and assesses Hanesbrands’ long-term strategy and its strategic, competitive and financial performance.

In 2021, our Board of Directors met six times and also held regularly scheduled executive sessions without management, presided over by our independent Chairman of the Board. In addition, during 2021 our Audit Committee met six times, our Compensation Committee met four times and our Governance and Nominating Committee met four times. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings and the meetings of the Committees on which they serve. All of our directors at the time of our 2021 Annual Meeting of Stockholders attended that Annual Meeting. In 2021, each director also attended over 75% of the meetings of the Board and of the committees of which he or she was a member during the period that such director served on the Board or such committee.

HANESBRANDS INC.	23

Corporate Governance at Hanesbrands

Risk Oversight

The Board as a whole is ultimately responsible for the oversight of our risk management function. The Board uses its committees to assist in its risk oversight function as follows:
The Board has delegated primary responsibility for the oversight of Hanesbrands’ risk management function to the Audit Committee.

The Audit Committee discusses policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps our management has taken to monitor, control and report such exposures. Management of Hanesbrands undertakes, and the Audit Committee reviews and discusses, an annual assessment of Hanesbrands’ risks on an enterprise-wide basis. Hanesbrands conducts a rigorous enterprise risk management program that is updated annually and is designed to bring to the Audit Committee’s attention Hanesbrands’ most material risks for evaluation, including strategic, operational, financial, sustainability, cybersecurity, legal and regulatory risks. As part of our enterprise risk management program, we have begun and will continue to evaluate the actual and potential impacts of climate-related risks and opportunities on the Company’s business, strategy and financial planning in accordance with the frameworks developed by the Taskforce on Climate-Related Financial Disclosures (TCFD) and Sustainability Accounting Standards Board (SASB) frameworks.	The Compensation Committee is responsible for the oversight of risk associated with our compensation practices and policies.	The Governance and Nominating Committee is responsible for the oversight of Board processes and corporate governance related risks. In addition, the Governance and Nominating Committee takes the lead in coordinating the Board’s ESG oversight activities.

Our Board of Directors maintains overall responsibility for oversight regarding the work of its various committees by receiving regular reports from the committee Chairs of the work performed by their respective committees. In addition, discussions with the Board about the Company’s strategic plan, consolidated business results, capital structure, acquisition-related activities and other business include consideration of the risks associated with the particular item under consideration.

The Board regularly reviews Hanesbrands’ cybersecurity and other technology risks, controls and procedures, and it receives reports from our Chief Executive Officer and Chief Digital Officer at least twice annually regarding our adherence to the National Institute of Standards and Technology (NIST) cybersecurity framework, as well as our plans to mitigate cybersecurity risks and to respond to any data breaches. Hanesbrands’ cybersecurity program is regularly audited by independent third parties against the NIST cybersecurity framework, and the Company incorporates regular information security training as part of its employee education and development program. In addition, the Company maintains cybersecurity insurance as part of its overall insurance portfolio.

Our Board also regularly receives reports from our Chief Executive Officer and Chief Sustainability Officer with respect to Hanesbrands’ climate-related risks, sustainability initiatives and our progress towards our long-term sustainability goals.

Talent Management and Succession Planning

On an annual basis, our Board plans for succession to the position of Chief Executive Officer, as well as to certain other senior management positions. To assist the Board, our Chief Executive Officer annually provides the Board with an assessment of executives holding those senior management positions and of their potential to succeed him. Our Chief Executive Officer also provides the Board with an assessment of persons considered potential successors to those senior managers. The Board considers that information, their own impressions of senior management performance and their own knowledge of the external landscape for executive talent in planning for succession in key positions.

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Corporate Governance at Hanesbrands

Communicating with our Board of Directors

Any stockholders or interested parties who wish to communicate directly with our Board, with our non-management directors as a group or with our independent Chairman, may do so by writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston- Salem, North Carolina 27105, Attention: Corporate Secretary. Stockholders or other interested parties also may communicate with members of the Board by sending an e-mail to our Corporate Secretary at corporate.secretary@hanes.com. To ensure proper handling, any mailing envelope or e-mail containing the communication intended for the Board must contain a clear notation indicating that the communication is a “Stockholder/Board Communication” or an “Interested Party/Board Communication.”

The Governance and Nominating Committee has approved a process for handling communications received by the Company and addressed to the Board, the independent Chairman or to non-management directors. Under that process, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board copies of all correspondence that, in her opinion, deals with the functions of the Board or its Committees or that she otherwise determines requires their attention. Advertisements, solicitations for business, requests for employment, requests for contributions, matters that may be better addressed by management or other inappropriate material will not be forwarded to our directors.

Board Structure and Processes

Board Leadership Structure

Our Board leadership structure consists of:

●	Chairman of the Board: Ronald L. Nelson;
●	Chief Executive Officer: Stephen B. Bratspies; and
●	Fully independent Audit, Compensation and Governance and Nominating Committees.

Our Corporate Governance Guidelines provide that the Governance and Nominating Committee will from time to time consider whether the positions of Chairman of the Board and Chief Executive Officer should be held by the same person or by different persons. The Board believes it is in the best interests of our Company to make this determination from time to time based on the position and direction of our Company and the constitution of the Board and management team rather than based on any self-imposed requirement, which the Board does not have. The Board determined to split the roles of Chairman and Chief Executive Officer in 2016.

Mr. Nelson has served as Chairman of the Board since 2019. He has served as a Hanesbrands director since 2008 and as Lead Director from 2015 to 2019. During his tenure, Mr. Nelson has actively served on all three Board Committees, including as Chairman of the Company’s Audit Committee. He currently serves as a member of the Company’s Compensation Committee and its Governance and Nominating Committee. The Board believes that Mr. Nelson brings significant experience and knowledge to the Chairman role. Due to his Board experience and leadership, Mr. Nelson is very well-suited to serve as the Board’s Chairman.

As detailed in the following summary, the Chairman of the Board has many important duties and responsibilities that enhance the independent oversight of management.

The Chairman of the Board chairs all meetings of the non-management and independent directors in executive session and also has other authority and responsibilities, including:

●	presiding at all meetings of the Board;
●	advising the Corporate Secretary regarding the agendas for meetings of the Board of Directors;
●	calling meetings of non-management and/or independent directors, with appropriate notice;
●	advising the Board on the retention of advisors and consultants who report directly to the Board of Directors;
●	advising the Chief Executive Officer, as appropriate, on issues discussed at executive sessions of non-management and/ or independent directors;
●	with the Chairman of the Compensation Committee, reviewing with the Chief Executive Officer the non-management directors’ annual evaluation of his performance;

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Corporate Governance at Hanesbrands

●	serving as principal liaison between the non-management and/or independent directors, as a group, and the Chief Executive Officer, as necessary;
●	serving as principal liaison between the Board of Directors and Hanesbrands’ stockholders, as appropriate, after consultation with the Chief Executive Officer; and
●	selecting an interim chair or lead independent director to preside over meetings at which he cannot be present.

Our independent directors take an active role in overseeing Hanesbrands’ management and key issues related to strategy, risk, integrity, compensation and governance. For example, only independent directors serve on the Audit Committee, Compensation Committee and Governance and Nominating Committee. Non-management and independent directors also regularly hold executive sessions outside the presence of our Chief Executive Officer and other Hanesbrands employees. If the Chairman of the Board is not an independent director, the Board will elect one of our independent directors to serve as Lead Director. The Lead Director will undertake all of the duties of the Chairman of the Board described above during any period when the Chairman of the Board is an officer or employee of the Company.

We believe our Board’s leadership structure is best suited to the needs of the Company at this time.

Board and Committee Evaluation Process

Our Corporate Governance Guidelines require the Board to annually evaluate its own performance. In addition, the charters of each of the Audit Committee, Compensation Committee and Governance and Nominating Committee require the committee to conduct an annual performance evaluation. The Board engages in a robust written self-evaluation process to discharge these obligations. From time to time, the Board also engages a third party to conduct an external Board performance evaluation. The Governance and Nominating Committee oversees the annual assessment process on behalf of the Board and the implementation of the annual assessments by the committees.

Committees of the Board of Directors

Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. The following is a list of current committee memberships, which is accompanied by a description of each committee. The directors who are nominated for election as directors at the Annual Meeting will, if re-elected, retain the committee memberships described in the following list immediately following the Annual Meeting, and the chairs of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee will also remain the same.

Committee Membership
Audit Committee	Compensation Committee	Governance and Nominating Committee

Cheryl K. Beebe	Bobby J. Griffin	Geralyn R. Breig
Geralyn R. Breig	Franck J. Moison	Bobby J. Griffin
Franck J. Moison	Ronald L. Nelson	James C. Johnson*
Robert F. Moran*	Ann E. Ziegler*	Ronald L. Nelson
William S. Simon

*	Chair of the committee

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Corporate Governance at Hanesbrands

AUDIT COMMITTEE
Members:	Mr. Moran, Chair Ms. Beebe Ms. Breig Mr. Moison Mr. Simon

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight of:

●  the integrity of our financial statements, financial reporting process and systems of internal accounting and financial controls;

●  our compliance with legal and regulatory requirements;

●  the independent auditors’ qualifications and independence; and

●  the performance of our internal audit function and independent auditor.

The Audit Committee is also responsible for discussing policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps our management has taken to monitor, control and report such exposures.

Under SEC rules and the Audit Committee’s charter, the Audit Committee must prepare a report that is to be included in our Proxy Statement relating to the Annual Meeting of Stockholders or our Annual Report on Form 10-K. This report is provided under “Audit Committee Report” on page 32. In addition, the Audit Committee must review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor and recommend, based on its review, that the Board of Directors include the annual financial statements in our Annual Report on Form 10-K.

COMPENSATION COMMITTEE
Members:	Ms. Ziegler, Chair Mr. Nelson Mr. Moison Mr. Griffin

The Compensation Committee is responsible for assisting the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers and the Chief Executive Officer performance evaluation process and for preparing a report on executive compensation that is to be included in our Proxy Statement relating to our Annual Meeting of Stockholders. This report is provided under “Compensation Committee Report” on page 34.

The Compensation Committee is also responsible for:

●  reviewing and approving the total compensation philosophy covering our executive officers and other key executives and periodically reviewing an analysis of the competitiveness of our total compensation practices in relation to those of our peer group;

●  with respect to our executive officers other than the Chief Executive Officer, reviewing and approving base salaries, target annual incentive award opportunities, the applicable standards of performance to be used in incentive compensation plans and the grant of equity incentives;

●  recommending changes in non-employee director compensation to the Board of Directors;

●  reviewing proposed stock incentive plans, other long-term incentive plans, stock purchase plans and other similar plans, and all proposed changes to such plans;

●  reviewing the results of any stockholder advisory votes regarding our executive compensation and recommending to the Board how to respond to such votes; and

●  recommending to the Board whether to have an annual, biannual or triennial advisory stockholder vote regarding executive compensation.

The Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, upon the Compensation Committee’s recommendation.

For information regarding the ability of the Compensation Committee to delegate its authority, and the role of our executive officers and the Compensation Committee’s compensation consultant in determining or recommending the amount or form of executive and director compensation, see the Compensation Discussion and Analysis that begins on page 35.

HANESBRANDS INC.	27

Corporate Governance at Hanesbrands

Compensation Committee Interlocks and Insider Participation. All members of the Compensation Committee during our 2021 fiscal year were independent directors, and no member was an employee or former employee of Hanesbrands. During our 2021 fiscal year, no member of the Compensation Committee had a relationship that must be described under SEC rules relating to disclosure of related party transactions and no interlocking relationship existed between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company. During our 2021 fiscal year, Ann E. Ziegler, Ronald L. Nelson, Franck J. Moison, Bobby J. Griffin and James C. Johnson served on the Compensation Committee.

GOVERNANCE AND NOMINATING COMMITTEE
Members:	Mr. Johnson, Chair Mr. Nelson Mr. Griffin Ms. Breig

The Governance and Nominating Committee is responsible for:

●  identifying individuals qualified to serve on the Board of Directors, consistent with criteria approved by the Board of Directors;

●  recommending that the Board of Directors select a slate of director nominees for election by our stockholders at our annual meeting of stockholders, in accordance with our charter and bylaws and with Maryland law;

●  recommending candidates to the Board of Directors to fill vacancies on the Board or on any committee of the Board in accordance with our charter and bylaws and with Maryland law;

●  evaluating and recommending to the Board of Directors a set of corporate governance policies and guidelines to be applicable to the Company;

●  re-evaluating periodically such policies and guidelines for the purpose of suggesting amendments to them as appropriate; and

●  overseeing annual Board and committee self-evaluations in accordance with NYSE listing standards.

In addition, the Governance and Nominating Committee receives an annual report on the Company’s sustainability and Global Ethics and Compliance programs, which includes information on the Company’s progress towards achieving its long-term sustainability goals.

Director Compensation

How We Make Director Compensation Decisions

The Compensation Committee is responsible for recommending changes in non-employee director compensation for approval by the Board of Directors. The Compensation Committee, with the assistance of its independent compensation consultant, annually reviews information about the compensation paid to non-employee directors at our peer group companies (our peer group companies are discussed in “How the Compensation Committee uses Peer Groups” on page 42) and relevant market trend data. The Compensation Committee considers this information as well as the scope of responsibilities of Board and committee members in recommending to the Board of Directors changes to non-employee director compensation.

Annual Compensation

In December 2020, the Compensation Committee recommended, and the Board of Directors approved, the following compensation for non-employee directors for service on our Board of Directors during fiscal 2021:

●	an annual cash retainer of $105,000, paid in quarterly installments;
●	an additional annual cash retainer of $25,000 for the chair of the Audit Committee (Mr. Moran), $25,000 for the chair of the Compensation Committee (Ms. Ziegler) and $20,000 for the chair of the Governance and Nominating Committee (Mr. Johnson);
●	an additional annual cash retainer of $5,000 for each member of the Audit Committee other than the chair (Ms. Beebe, Ms. Breig, Mr. Moison, Mr. Griffin (prior to October 1, 2021) and Mr. Simon (effective June 14, 2021));
●	an additional annual cash retainer of $2,500 for each member of the Compensation Committee other than the chair (Mr. Johnson (prior to October 1, 2021), Mr. Griffin (effective October 1, 2021), Mr. Moison (effective October 1, 2021) and Mr. Nelson);

28

Corporate Governance at Hanesbrands

●	an additional annual cash retainer of $2,500 for each member of the Governance and Nominating Committee other than the chair (Ms. Breig (effective October 1, 2021), Mr. Griffin (effective October 1, 2021), Mr. Nelson and Ms. Ziegler (prior to October 1, 2021));
●	an additional annual cash retainer of $175,000 for the independent Chairman of the Board (Mr. Nelson); and
●	an annual grant of restricted stock units with a grant date fair value of approximately $150,000 that generally vest on the one-year anniversary of the grant date and are payable upon vesting in shares of Hanesbrands common stock.

The following table summarizes the compensation paid to our non-employee directors during our 2021 fiscal year. Our Chief Executive Officer, Mr. Bratspies, did not receive any additional compensation for serving as a director.

Director Compensation — Fiscal 2021

Name	Fees Earned or Paid in Cash ($) (1)(2)	Stock Awards ($) (2)(3)	All Other Compensation ($)	Total ($)
Ronald L. Nelson	$285,000	$149,999	$—	$434,999
Ann E. Ziegler	131,875	149,999	—	281,874
Robert F. Moran	130,000	149,999	—	279,999
James C. Johnson	126,875	149,999	—	276,874
Geralyn R. Breig	110,625	149,999	—	260,624
Bobby J. Griffin	110,000	149,999	—	259,999
Franck J. Moison	110,625	149,999	—	260,624
Cheryl K. Beebe	110,000	149,999	—	259,999
William S. Simon (4)	64,167	87,509	—	151,676

(1)	Directors who join or resign from the Board or whose Committee membership changes after the start of the calendar year receive a prorated cash retainer for that calendar year based on the number of months served.
(2)	Amounts shown include deferrals to the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan. In fiscal 2021, Mr. Griffin was the only director who elected to defer his annual cash retainer under the Non-Employee Director Deferred Compensation Plan.
(3)	The amounts shown reflect the aggregate grant date fair value of 2021 restricted stock unit awards, computed in accordance with Topic 718 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification. The assumptions we used in valuing these awards are described in Note 6, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022. As of January 1, 2022, each non-employee director had 9,603 restricted stock units outstanding (other than Mr. Simon, who had 4,584 restricted stock units outstanding). No non-employee director holds stock options.
(4)	Mr. Simon was elected to the Board effective as of June 14, 2021.

Director Deferred Compensation Plan

Under the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), a nonqualified, unfunded deferred compensation plan, our non-employee directors may defer receipt of all (but not less than all) of their cash retainers and/or awards of restricted stock units. None of the investment options available in the Director Deferred Compensation Plan provide for “above-market” or preferential earnings as defined in applicable SEC rules. The amount payable to a participant will be payable either on the distribution date elected by the participant or upon the occurrence of certain events as provided under the Director Deferred Compensation Plan.

Director Stock Ownership and Retention Guidelines

We believe that all of our directors should have a significant ownership position in Hanesbrands. To this end, our non-employee directors receive a substantial portion of their compensation in the form of restricted stock units. In addition, to promote equity ownership and further align the interests of these directors with our stockholders, we have adopted stock ownership and retention guidelines for our non-employee directors. A non-employee director may not dispose of any shares of our common stock received (on a net after-tax basis) under our stock-based compensation plans until such director holds shares of common stock with a value equal to at least five times the current annual cash retainer (excluding any additional cash retainers paid for committee service or chairmanships), and may then only dispose of shares in excess of those with that value. In addition to vested shares directly held by a non-employee director, shares held for such director in the Director Deferred Compensation Plan (including hypothetical share equivalents held in that plan) will be counted for purposes of determining whether the ownership requirements are met. All of our directors are in compliance with these stock ownership and retention guidelines.

HANESBRANDS INC.	29

Corporate Governance at Hanesbrands

2022 Director Compensation

In December 2021, after reviewing information provided by FW Cook, the Compensation Committee’s independent consultant, about the compensation paid to non-employee directors at our peer group companies, the Compensation Committee recommended, and the Board of Directors approved, effective January 1, 2022: (i) an increase in the annual cash retainer from $105,000 to $110,000; (ii) an increase in the grant date fair value of the annual equity retainer from $150,000 to $155,000; and (iii) an increase the additional cash retainer for the Chair of the Governance and Nominating Committee from $20,000 to $25,000.

Other Governance Information

Related Person Transactions

Our Board of Directors has adopted a written policy setting forth procedures to be followed in connection with the review, approval or ratification of “related person transactions.” For purposes of this policy, the phrase “related person transaction” refers to any financial transaction, arrangement or relationship where: (i) Hanesbrands or any of its subsidiaries is or will be a participant; (ii) any greater than five percent stockholder, director, nominee for director or executive officer, or any of their immediate family members or affiliated entities, either currently or at any time since the beginning of the last fiscal year, has a direct or indirect material interest; and (iii) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year.

Each director, director nominee and executive officer must promptly notify our Chief Executive Officer and our Corporate Secretary in writing of any material interest that such person or an immediate family member or affiliated entity of such person had, has or will have in a related person transaction. The Governance and Nominating Committee is responsible for the review and approval or ratification of all related person transactions involving a director, director nominee or executive officer. At the discretion of the Governance and Nominating Committee, the consideration of a related person transaction may be delegated to the full Board of Directors, another standing committee or to an ad hoc committee of the Board of Directors comprised of at least three members, none of whom has an interest in the transaction.

The Governance and Nominating Committee, or other governing body to which approval or ratification is delegated, may approve a transaction if it determines, in its business judgment, based on its review of the available information, that the transaction is fair and reasonable to us and consistent with our best interests. Factors to be taken into account in making a determination of fairness and reasonableness may include:

●	the business purpose of the transaction;
●	whether the transaction is entered into on an arm’s-length basis on terms fair to us; and
●	whether such a transaction would violate any provisions of our Global Code of Conduct.

If the Governance and Nominating Committee decides not to approve or ratify a transaction, the transaction may be referred to legal counsel for review and consultation regarding possible further action, including, but not limited to, termination of the transaction on a prospective basis, rescission of such transaction or modification of the transaction in a manner that would permit it to be ratified and approved by the Governance and Nominating Committee.

During 2021, there were no related person transactions requiring reporting under SEC rules.

Code of Ethics

Our Global Code of Conduct, which serves as our code of ethics, applies to all directors and officers and other employees of the Company and its subsidiaries. Any waiver of applicable requirements in the Global Code of Conduct that is granted to any of our directors, to our principal executive officer, to any of our senior financial officers (including our principal financial officer, principal accounting officer or controller) or to any other person who is an executive officer of Hanesbrands requires the approval of the Audit Committee. Any such waiver of or amendment to the Global Code of Conduct will be disclosed on our corporate website, www.Hanes.com/investors (in the “Investors” section) or in a Current Report on Form 8-K.

Corporate Governance Documents

Copies of the written charters for the Audit Committee, Compensation Committee and Governance and Nominating Committee, as well as our Corporate Governance Guidelines, Global Code of Conduct and other corporate governance information are available on our corporate website, www.Hanes.com/investors (in the “Investors” section).

30

Audit Information

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment (subject to ratification by the Company’s stockholders), retention, compensation, evaluation, oversight and termination of the Company’s independent auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for our 2022 fiscal year. While not required by law, the Board of Directors is asking our stockholders to ratify the selection of PricewaterhouseCoopers as a matter of good corporate practice.

If the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2022 fiscal year is not ratified by our stockholders, the adverse vote will be taken into consideration by the Audit Committee. However, because of the difficulty in making any substitution of our independent registered public accounting firm so long after the beginning of the current year, the appointment for our 2022 fiscal year will stand, unless the Audit Committee finds other good reason for making a change.

PricewaterhouseCoopers has served as the Company’s independent registered public accounting firm since 2006. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm. In addition, in conjunction with the mandated rotation of PricewaterhouseCoopers’ lead engagement partner, the Audit Committee oversees and confirms the selection of PricewaterhouseCoopers’ new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, may make a statement if they desire to do so, and will be available to respond to appropriate questions. For additional information regarding our relationship with PricewaterhouseCoopers, please refer to “Relationship with Independent Registered Public Accounting Firm” on page 33.

Our Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2022 fiscal year.

HANESBRANDS INC.	31

Audit Information

Audit Committee Report

Hanesbrands’ Audit Committee is composed solely of financially literate, independent directors meeting the requirements of applicable SEC rules and NYSE listing standards. The Board of Directors has determined that each of Ms. Beebe and Mr. Moran possesses the experience and qualifications required of an “audit committee financial expert” as defined by the rules of the SEC. No member of the Audit Committee serves on the audit committees of more than three public companies.

The key responsibilities of the Audit Committee are set forth in its charter, a copy of which is available on our corporate website, www.Hanes.com/investors (in the “Investors” section). The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of:

●	the integrity of the Company’s financial statements, financial reporting process and systems and internal control over financial reporting;
●	the Company’s compliance with legal and regulatory requirements;
●	the independent auditor’s qualifications and independence; and
●	the performance of the Company’s internal audit function and independent auditor.

Management is primarily responsible for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers, the Audit Committee-appointed independent registered public accounting firm for the Company, is responsible for expressing an opinion on the conformity of Hanesbrands’ audited financial statements for the fiscal year ended January 1, 2022 (the “2021 Financial Statements”) with accounting principles generally accepted in the United States of America. In addition, PricewaterhouseCoopers expresses its opinion on the effectiveness of Hanesbrands’ internal control over financial reporting as of January 1, 2022.

In this context, the Audit Committee:

●	reviewed and discussed with management and PricewaterhouseCoopers the 2021 Financial Statements and audit of internal control over financial reporting;
●	discussed with PricewaterhouseCoopers the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board;
●	received the written disclosures and the letter from PricewaterhouseCoopers required by standards of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers their independence from Hanesbrands;
●	met with the senior members of the Company’s financial management team at each regularly scheduled meeting;
●	reviewed and discussed with management and PricewaterhouseCoopers the Company’s annual and quarterly reports on Form 10-K and Form 10-Q prior to filing with the SEC;
●	received periodic updates from management regarding management’s process to assess the adequacy of the Company’s internal control over financial reporting and management’s assessment of the effectiveness of the Company’s internal control over financial reporting;
●	reviewed and discussed with management, the internal auditors and PricewaterhouseCoopers, as appropriate, the plans for, and the scope of, the Company’s annual audit and other examinations;
●	met in periodic executive sessions with certain members of management, the internal auditors and PricewaterhouseCoopers to discuss the results of their examinations, their assessments of the Company’s internal control over financial reporting and the overall integrity of the Company’s financial statements;
●	reviewed and discussed with management the Company’s major financial risk exposures, the steps management has taken to monitor and control these exposures and the Company’s enterprise risk management activities generally; and
●	reviewed and discussed with management the overall adequacy and effectiveness of the Company’s policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2021 Financial Statements as audited by PricewaterhouseCoopers be included in Hanesbrands’ Annual Report on Form 10-K as of and for the fiscal year ended January 1, 2022.

By the members of the
Audit Committee, consisting of:

Robert F. Moran, Chair	Cheryl K. Beebe	Geralyn R. Breig	Franck J. Moison	William S. Simon

32

Audit Information

Relationship with Independent Registered Public Accounting Firm

The following table sets forth the fees billed to us by PricewaterhouseCoopers for services in the fiscal years ended January 1, 2022 and January 2, 2021.

	Fiscal Year Ended January 1, 2022	Fiscal Year Ended January 2, 2021
Audit fees	$6,691,488	$6,909,069
Audit-related fees	45,475	131,330
Tax fees	197,725	303,067
All other fees	2,900	4,500
Total fees	$6,937,588	$7,347,966

In the above table, in accordance with applicable SEC rules, “Audit fees” include fees billed for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, fees billed for services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, fees related to services rendered in connection with securities offerings and fees for the audit of our internal control over financial reporting and consultations concerning financial accounting and reporting standards.

“Audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit fees.” For the fiscal years ended January 1, 2022 and January 2, 2021, these fees primarily relate to attestation services rendered in connection with regulatory filings in certain foreign jurisdictions and various other services.

“Tax fees” for the fiscal years ended January 1, 2022 and January 2, 2021 include tax consultation, preparation and compliance services for domestic and certain foreign jurisdictions and consulting related to research and development credits.

“Other fees” for the fiscal years ended January 1, 2022 and January 2, 2021 include license and subscription fees for research tools.

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm provides management with an engagement letter outlining the scope of the audit services proposed to be performed during the year. The audit services fee proposal is approved by the Audit Committee before the audit commences. The Audit Committee may delegate the authority to pre-approve audit and non-audit engagements and the related fees and terms with the independent auditors to one or more designated members of the Audit Committee, as long as any decision made pursuant to such delegation is presented to the Audit Committee at its next regularly scheduled meeting. All audit and permissible non-audit services provided by PricewaterhouseCoopers to us during the fiscal years ended January 1, 2022 and January 2, 2021 were pre-approved by the Audit Committee.

HANESBRANDS INC.	33

Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation

As required pursuant to Section 14A of the Exchange Act, Hanesbrands’ stockholders have the opportunity to cast a non-binding, advisory “say on pay” vote on our named executive officer compensation, as disclosed in this Proxy Statement. At our 2017 Annual Meeting of Stockholders, our stockholders were asked to vote on the frequency of our say on pay votes and voted that such say on pay votes should be held on an annual basis. Based on the result of this advisory say on pay frequency vote, and based on the Board of Directors’ recommendation, Hanesbrands currently intends to hold its say on pay votes on an annual basis, and the next advisory say on pay vote is expected to occur at our 2023 Annual Meeting of Stockholders. This advisory vote is not intended to address any specific element of compensation; rather, it relates to the overall compensation of our named executive officers, as well as the compensation philosophy, practices and policies described in this Proxy Statement.

We believe that our executive compensation philosophy, practices and policies have three essential characteristics. They are:
●	focused on aligning senior management and stockholder interests in a simple, quantifiable and unifying manner;
●	necessary to attract, retain and motivate the executive team to support the attainment of our business strategy and operating imperatives; and
●	competitive in comparison to our peer group companies.
Stockholders are encouraged to review the “Compensation Discussion and Analysis” section beginning on page 35 for more information on our executive compensation program.

We are asking stockholders to approve the following advisory resolution:

“RESOLVED, that the stockholders approve the compensation of Hanesbrands’ named executive officers as disclosed in the Proxy Statement for Hanesbrands’ 2022 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis and the executive compensation tables and related footnotes and narrative.”

Because this vote is advisory, it will not be binding on us or our Board of Directors. The vote will also not overrule any decision made by the Board of Directors or the Compensation Committee or create or imply any additional duty for the Board. We recognize, nonetheless, that our stockholders have a fundamental interest in Hanesbrands’ executive compensation practices. Thus, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors unanimously recommends a vote FOR approval, on an advisory basis, of the compensation of Hanesbrands’ named executive officers.

Compensation Committee Report

The Compensation Committee reviews and approves Company compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and Hanesbrands’ Annual Report on Form 10-K for the fiscal year ended January 1, 2022.

By the members of the
Compensation Committee, consisting of:

Ann E. Ziegler, Chair	Bobby J. Griffin	Franck J. Moison	Ronald L. Nelson

34

Compensation Discussion and Analysis

Listed below are several terms that we frequently use in discussing our executive compensation program:

Frequently Used Terms
AIP	Annual Incentive Plan
Committee (or Compensation Committee)	Compensation Committee of the Board of Directors
EPS XA	Diluted earnings per share from continuing operations, excluding actions and the tax effect on actions and excluding certain unusual or nonrecurring items and as adjusted to exclude the impact of businesses held for sale
LTIP	Long-Term Incentive Program
Net organic sales	Net sales excluding those derived from businesses acquired within the previous 12 months of a reporting date and as adjusted for businesses held for sale
Operating Income XA	Operating income, excluding certain unusual or nonrecurring items and as adjusted to exclude the impact of businesses held for sale
PSA	Performance Share Award
RSU	Restricted Stock Unit
SERP	Supplemental Employee Retirement Plan

Compensation Highlights

Business Strategies and Priorities

Hanesbrands makes everyday apparel that is known and loved by consumers around the world for comfort, style, quality, innovation and value. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. We employ over 59,000 associates in 33 countries and have built a strong reputation for workplace quality and ethical business practices. The Company, a long-time leader in sustainability, launched aggressive 2025/2030 goals to improve the lives of people, protect the planet and produce sustainable products. Hanesbrands is building on its unmatched strengths to unlock its Full Potential and deliver long-term growth that benefits all of its stakeholders.

In 2021, we announced our Full Potential plan – a three-year growth plan designed to unlock the enormous opportunities of Hanesbrands, building on our iconic brands, world-class supply chain, deep consumer loyalty, broad channel distribution and global footprint. The Full Potential plan consists of four growth pillars: grow global Champion; re-ignite innerwear growth; drive consumer-centricity; and focus the portfolio. We have already made significant strides towards achieving these goals, as evidenced by the decision to sell our European Innerwear and U.S. Sheer Hosiery businesses; improvements in core e-commerce capabilities; a 30% reduction in SKUs; and our broad-based cost reduction program. We are also embarking on a number of initiatives designed to: enhance our global design and innovation capabilities to meet the needs of both current and new consumer segments; segment our supply chain to address the unique needs of each of our brands and increase speed-to-market; simplify our process and organization to make decisions faster; and modernize our technology and invest in our people and next-generation talent to accelerate results and deliver sustainable, profitable growth.

Fiscal 2021 Performance (2)

●	We exited 2021 with a stronger business and financial foundation, as well as a more attractive long-term growth profile relative to our pre-pandemic position. Hanesbrands delivered meaningful growth above pre-pandemic levels with full-year 2021 net sales 13% above 2019, adjusted operating profit 14% higher than 2019 and adjusted earnings per share 26% above 2019. The balance sheet also strengthened with leverage declining to 2.7 times on a net debt-to-adjusted EBITDA basis.
●	We raised our 2024 Full Potential financial targets as a result of increased consumer demand for our brands globally, the traction of our Full Potential growth strategy and the proven ability of our global team to execute and consistently deliver results, particularly in one of the most challenging macro environments in decades. The Company increased its 2024 revenue target to approximately $8 billion, which includes an increase in global Champion brand sales to approximately $3.2 billion; an increase in adjusted operating margin to approximately 14.4%; and an increase in cumulative three-year free cash flow to approximately $1.6 billion.
●	We also increased capital returns to shareholders. In addition to our regular quarterly cash dividend, we announced a new a three-year $600 million share repurchase program. Based on our Full Potential plan targets, we expect to repurchase shares quarterly, beginning with the first quarter of 2022.
(2)	For reconciliations of select GAAP and non-GAAP measures, see Appendix A. Unless otherwise noted, all 2019 comparisons are rebased to exclude the exited C9 Champion mass program and the DKNY intimate apparel license; see Appendix A.

HANESBRANDS INC.	35

Compensation Discussion and Analysis
●	Global Champion brand sales increased 25% and 20% compared to fourth-quarter and full-year 2019, respectively. The continued growth above pre-pandemic levels is driven by strong consumer demand across channels in the U.S., continued growth in Europe, the Americas and Australia as well as the ramp-up of partners in China.
●	U.S. Innerwear sales increased 19% and 21% compared to the fourth-quarter and full-year 2019, respectively. For the full-year 2021, Innerwear’s market share increased approximately 150 basis points over 2019 with increased share positions in Men’s, Women’s, Kids and Socks.
●	We continued the execution of our Full Potential growth plan, including investment in our iconic brands and the simplification of our business portfolio. As compared to 2019, global media and marketing investment increased nearly $30 million for the quarter and $70 million for the full-year, helping drive higher point-of-sale trends and increased market share. The Company made the decision to sell its European Innerwear and U.S. Sheer Hosiery businesses, milestones in our initiative to focus our portfolio on areas with the greatest potential for growth and returns.

Executive Compensation Philosophy and Framework

At Hanesbrands, we emphasize a “pay-for-performance” culture, linking a substantial percentage of an executive’s compensation to our performance and stockholders’ value growth. Specifically:

●	We provide annual incentives designed to reward our executive officers for the attainment of short-term goals, and long-term incentives designed to reward increasing stockholder value over the short, medium and long term.
●	Performance-based and at-risk compensation represents 89% of our Chief Executive Officer’s total target direct compensation, reflecting the position’s highest level of accountability and responsibility for results.
●	Performance-based and at-risk compensation represents 74% of the average total target direct compensation for our other named executive officers, as further described in this Compensation Discussion and Analysis.
●	In keeping with our pay-for-performance culture, we expect our executive officers to deliver overall results that exceed performance targets to receive above median market compensation. Below target performance is expected to result in below median market compensation.
●	Our compensation program is designed to reward exceptional and sustained performance. By combining a three-year vesting period for most equity awards with policies prohibiting hedging or pledging of our shares, a substantial portion of the value of our executives’ compensation package is tied to changes in our stock price, and therefore is at-risk, for a significant period of time. In addition, we have implemented a three-year performance period for all performance-based long term incentive awards, beginning in 2022. The Compensation Committee believes this design provides an effective way to link executive compensation to long-term stockholder returns.
●	Outstanding equity awards are subject to “double-trigger” accelerated vesting in connection with a change in control, under which the vesting of awards will accelerate only if there is a qualifying termination of employment within two years after the change in control or if the surviving entity does not provide qualifying replacement awards.
●	Our Clawback Policy permits us to recoup cash- and equity-based incentive compensation payments in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Additionally, the terms of both our cash- and equity-based incentive compensation plans permit the recovery of incentive awards if a participant violates our Global Code of Conduct or engages in other activities harmful to the interests of the Company.
36

Compensation Discussion and Analysis

Elements of Fiscal 2021 Compensation

Our named executive officers’ total direct compensation for fiscal 2021 consisted principally of the following elements:

Compensation Element	Key Features	Objectives
Base Salary	● Fixed compensation component ● Reflects the individual responsibilities, performance and experience of each named executive officer	● Provides a foundation of cash compensation for the fulfillment of fundamental job responsibilities
Annual Incentive Plan (“AIP”) Awards	● Performance-based cash compensation ● Payout determined based on Company performance against pre-established targets	● Motivates performance by linking compensation to the achievement of key annual objectives
Long-Term Incentive Program (“LTIP”) Awards	● Performance-based and at-risk, time-vested compensation ● Performance Share Awards (“PSAs”) (50% of LTIP opportunity)	● Encourages behavior that enhances the long-term growth, profitability and financial success of the Company, aligns executives’ interests with our stockholders and supports retention objectives

●  Vesting on the third anniversary of the grant date

●  Number of shares received ranges from 0% to 200% of the number of units granted based on fiscal 2021 Company performance against pre-established targets

● Restricted Stock Unit Awards (“RSUs”) (50% of LTIP opportunity)
● Ratable vesting over a three-year service period

In addition to the above, we provide health, welfare and retirement plans that promote employee wellness and support employees in attaining financial security. We also provide severance benefits under limited circumstances. These severance benefits, which provide our named executive officers with income protection in the event employment is terminated without cause or terminated in certain situations following a change in control, support our executive retention goals and encourage our named executive officers’ independence and objectivity in considering potential change in control transactions. See “Post-Employment Compensation” on page 49 for additional details.

Fiscal 2021 Compensation Mix

The mix of compensation elements that we offer is intended to further our goals of:

●	achieving key annual results and strategic long-term business objectives;
●	using an appropriate mix of cash and equity;
●	emphasizing a “pay-for-performance” culture;
●	effectively managing the cost of pay programs; and
●	providing a balanced total compensation program to help ensure senior management is not encouraged to take unnecessary and excessive risks that may harm the Company.
HANESBRANDS INC.	37

Compensation Discussion and Analysis

Our emphasis on performance-based and at-risk pay is reflected in the following chart, which illustrates the fiscal 2021 total target direct compensation mix for our Chief Executive Officer and the average fiscal 2021 target direct compensation mix for our other named executive officers (“NEOs”).

Fiscal 2021 Total Target Direct Compensation

Performance-Based and At-Risk Compensation: 89%	Performance-Based and At-Risk Compensation: 74%

The percentage of our Chief Executive Officer’s performance-based and at-risk compensation is the highest of our named executive officers, reflecting the position’s highest level of responsibility and accountability for results. Performance-based and at-risk compensation comprises 74% of the average total target direct compensation of our other named executive officers. Because the value of such compensation depends on Hanesbrands’ achievement of key annual results and strategic long-term business objectives and/or is tied to changes in our stock price, the compensation actually received by our named executive officers could be materially higher or lower than targeted levels.

The chart below sets forth the percentage of the CEO’s fiscal 2021 total direct compensation allocable to each compensation element (base salary, AIP, LTIP) assuming threshold, target, and maximum levels of performance with respect to his AIP and LTIP awards.

CEO Potential Compensation Scenarios (Percentage of Total Compensation)

38

Compensation Discussion and Analysis

Fiscal 2021 Performance Metrics

The Committee decided to move away from a single set of performance metrics for the 2021 AIP and LTIP awards and instead establish a separate set of metrics for each program to support our growth pillars and better align the Company’s compensation programs with current market practice.

In establishing the AIP performance targets for 2021, the Committee considered the continuing operating and economic uncertainty resulting from the COVID-19 pandemic and the resulting difficulty in forecasting operating plans for the full 2021 fiscal year and decided to again split the annual performance period into two six-month periods, first and second quarter 2021 performance (“First Half 2021”) and third and fourth quarter 2021 performance (“Second Half 2021”), with the achievement percentage for First Half 2021 and Second Half 2021 weighted equally in determining the overall achievement percentage for the performance period. The Committee chose net organic sales, operating income (excluding actions) and net inventory as the performance metrics for both First Half 2021 and Second Half 2021 because the Committee believes these metrics are aligned with areas of strategic focus, key drivers of long-term sustainable stockholder value creation and fundamental elements of consistent, stable growth.

Due to the continuing economic and operational uncertainty resulting from the COVID-19 pandemic that make it difficult to forecast operating plans accurately over an extended period of time, the Committee decided to continue using a one-year performance period for the 2021 LTIP awards, combined with a three-year vesting period. However, the Company has since implemented a three-year performance period for all performance-based long term incentive awards, beginning in 2022. The Committee selected cash flow from operations and earnings per share (excluding actions) as the performance metrics for the 2021 LTIP because the Committee believes these metrics have the ability to align the performance of our named executive officers with stockholder value by incorporating aspects of growth, profitability and capital efficiency. In addition, the Committee believes strong cash flow from operations has the ability to enhance stockholder value in numerous ways, including strategic investment, dividends and stock repurchases.

The metrics for 2021 performance compensation were as follows for the AIP and LTIP. The metrics for the AIP were the same for both the First Half and the Second Half.

Annual Incentive Plan (AIP) Metrics

HANESBRANDS INC.	39

Compensation Discussion and Analysis

Long-Term Incentive Plan (LTIP) Metrics

Fiscal 2021 Executive Compensation

Best Practices in Executive Compensation

Hanesbrands’ executive compensation practices include a number of features we believe reflect responsible compensation and governance practices and promote the interests of stockholders.

Our practices include:

•  Performance-based pay - On average, approximately half of our named executive officers’ total target direct compensation is performance-based and must be earned every year based on objective performance metrics.

•  Significant vesting periods - Equity awards made to our executive officers generally fully vest over a period of not less than three years, and in most cases no portion of the award may vest in less than 12 months.

•  Robust stock ownership guidelines - Our Chief Executive Officer’s stock ownership guideline is six times his base salary, and the ownership guideline for our other named executive officers (other than Mr. Lewis, who served as Chief Financial Officer in an interim capacity) is two or three times his or her base salary. Until the guideline is met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our stock-based compensation plans.

•  Clawback policy - Our clawback policy allows us to recover cash- and equity-based incentive compensation in the event we are required to prepare an accounting restatement due to material noncompliance with any financial requirement under the securities laws. Additionally, the terms of our incentive compensation plans permit the recovery of both cash- and equity-based incentive awards if a participant violates our Global Code of Conduct or engages in other activities harmful to the interests of the Company.

•  Prohibition on hedging and pledging - Our insider trading policy prohibits all of our directors, officers and employees from pledging our securities or engaging in “short sales” or “sales against the box” or trading in puts, calls, warrants or other derivative instruments on our securities.

•  Engagement of an independent compensation consultant - Our Compensation Committee engages an independent compensation consultant, who provides no other services to us, to advise on executive and non-employee director compensation matters. The independent compensation consultant reports to the Compensation Committee, who has the exclusive authority to retain or terminate the consultant.

Our practices exclude:

•  Repricing or replacing of underwater stock options or stock appreciation rights without stockholder approval

•  Providing excessive perquisites to executives

•  Employment agreements for our named executive officers

•  Gross-up payments to cover personal income taxes (other than due on relocation reimbursements as provided under a broad-based program) or excise taxes that pertain to executive or severance benefits

•  Single-trigger change in control severance payments

•  Automatic vesting of equity awards upon a change in control

40  |

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides information about our compensation objectives and principles for our Chief Executive Officer, each individual who served as our Chief Financial Officer (including as Interim Chief Financial Officer) during fiscal 2021, and our three other most highly compensated executive officers for fiscal 2021 (collectively, our “named executive officers”). Our named executive officers for our 2021 fiscal year were:

Stephen B. Bratspies	Chief Executive Officer
Michael P. Dastugue	Chief Financial Officer
M. Scott Lewis	Chief Accounting Officer and Former Interim Chief Financial Officer
Joseph W. Cavaliere	Group President, Global Innerwear
Jonathan Ram	Group President, Global Activewear
Michael E. Faircloth	Group President, Global Operations

Our Compensation Discussion and Analysis also contains details about how and why significant compensation decisions were made and places in context the information contained in the tables that follow this discussion.

How We Make Executive Compensation Decisions

The Committee, advised by its independent compensation consultant, is responsible for overseeing and approving the executive compensation program for the Company’s executive officers, including our named executive officers. Pursuant to its charter, the Committee may delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees. However, the Committee made no such delegation in fiscal 2021.

Frederic W. Cook & Co., or “FW Cook,” serves as the Committee’s executive compensation consultant. FW Cook reports directly to the Committee, and the Committee has the sole authority to terminate or replace FW Cook at any time. FW Cook assists in the development of compensation programs for our executive officers and our non-employee directors by providing compensation information from our peer group companies (which are described in “How the Committee uses Peer Groups” on page 42), relevant market trend data, information on current issues in the regulatory and economic environment, recommendations for program design and best practices and corporate governance guidance.

The Committee realizes that it is essential to receive objective advice from its compensation advisors. Prior to the retention of a compensation consultant or any other external advisor, and from time to time as the Committee deems appropriate, the Committee assesses the independence of the advisor from management, taking into consideration all factors relevant to the advisor’s independence, including the factors specified in NYSE listing standards. The Committee assessed the independence of FW Cook based on these criteria and concluded that FW Cook’s work for the Committee does not raise any conflict of interest.

At the direction of the Committee, our management works with FW Cook to prepare information about the compensation competitiveness of our executive officers. Our Chief Executive Officer uses this information to make recommendations to the Committee regarding compensation of these officers, other than himself, and FW Cook provides guidance to the Committee about those recommendations. FW Cook also makes independent recommendations to the Committee regarding the compensation of our Chief Executive Officer without the involvement of management. The Committee uses this information and considers these recommendations in making decisions about executive compensation for all of our executive officers. All decisions regarding compensation of executive officers (other than our Chief Executive Officer) are made solely by the Committee. The Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, after reviewing the Committee’s recommendation.

HANESBRANDS INC.  |  41

Compensation Discussion and Analysis

In making compensation decisions, the Committee:

Determines the competitive market for total target direct compensation for each named executive officer	Evaluates the allocation among the various elements of compensation, including base salary, AIP and LTIP compensation	Determines the appropriate balance of at-risk, time-based and performance-based equity compensation within each named executive officer’s LTIP opportunity

How the Compensation Committee uses Peer Groups

To determine what constitutes a “competitive” compensation package, the Committee considers total target direct compensation, as well as the allocation among the various elements of compensation, at our peer group companies, as well as general industry pay levels as gathered from publicly-available survey sources. The Committee does not view this market data as a prescriptive determinant of individual compensation. Rather, it is used by the Committee as a general guide in its decisions on the amount and mix of total target direct compensation. Ultimately, named executive officer compensation is based on the Committee’s judgment, taking into account factors described elsewhere in this Compensation Discussion and Analysis that are particular to Hanesbrands and our named executive officers, including, most importantly, actual performance.

The Committee, with assistance from FW Cook, establishes the Company’s peer group that is used for market comparison purposes.

We seek to identify peer group companies:

that have comparable business models and strategy;

with whom we compete for talent, capital and customers; and

that are of a similar size and complexity.

In selecting new peer companies and evaluating the continued inclusion of current peers, the Compensation Committee also considers companies:

In apparel and/or other general consumer product (non-durable goods) industries	With multiple distribution channels, such as wholesale, retail and e-commerce	Of a similar revenue size, market capitalization and margins	That consider us to be a peer for compensation purposes, plus the peer companies identified by our apparel peer companies	Used by us for financial comparison purposes	Used in proxy advisory firm peer groups for purposes of the chief executive officer pay-for- performance test

42  |

Compensation Discussion and Analysis

In light of these parameters, for fiscal 2021 the Committee decided to modify the peer group used for purposes of determining compensation by replacing Hasbro, Inc. with Under Armour, Inc. In removing Hasbro, Inc., the Committee noted its size, its performance in recent years and the fact that it is not a direct business competitor of the Company. The Committee decided that Under Armour Inc.’s industry and business characteristics provided better overall alignment with the selection criteria. Thus, the peer group used by the Committee for purposes of determining fiscal 2021 compensation consisted of the following 17 companies:

Fiscal 2021 Peer Group
Apparel Companies	Consumer Products Companies
American Eagle Outfitters, Inc.	The Clorox Company
Carter’s, Inc.	The Hershey Company
Foot Locker, Inc.	Newell Brands Inc.
Gildan Activewear, Inc.	Stanley Black & Decker, Inc.
L Brands, Inc.
lululemon athletica inc.
Levi Strauss & Co.
PVH Corp.
Ralph Lauren Corporation
Tapestry, Inc.
The Gap, Inc.
Under Armour, Inc.
V.F. Corporation

Elements of Fiscal 2021 Executive Compensation

Total Target Direct Compensation

Using the methodology discussed under “How We Make Executive Compensation Decisions” on page 41, the Committee determined the total target direct compensation levels of our named executive officers for fiscal 2021, as well as the relative mix of base salary, AIP opportunity and LTIP opportunity for those executives.

Following a market review of pay practices at our peer group companies and considering changes to the scope of certain officers’ individual responsibilities, the Committee approved the following increases to the total target direct compensation levels for our named executive officers:

•	Mr. Bratspies’ total target direct compensation for fiscal 2021 was increased by approximately 3.2%. His base salary and target AIP opportunity remained unchanged ($1,100,000 and 150% of base salary (or $1,650,000), respectively), and his target LTIP opportunity was increased from $6,750,000 to $7,050,000.
•	Mr. Lewis’ total target direct compensation for fiscal 2021 was increased by approximately 7.0%. His base salary and target AIP opportunity remained unchanged ($375,000 and 45% of base salary (or $168,750), respectively), and his target LTIP opportunity was increased from $175,000 to $225,000. In addition, the Committee determined that Mr. Lewis was eligible to receive a quarterly fee of $175,000, as well as a proportionate increase in his annual incentive opportunity, during the period in which he served as interim Chief Financial Officer (which remained unchanged from fiscal 2020).
•	Mr. Ram’s total target direct compensation for fiscal 2021 was increased by approximately 24.9% due to substantial movement in the market value of equivalent positions at our peer companies. His base salary was increased from $575,000 to $650,000, his target AIP opportunity was maintained at 75% of base salary (but increased from $431,250 to $478,125 as a result of his base salary increase), and his target LTIP opportunity was increased from $1,114,000 to $1,520,000.
•	Mr. Faircloth’s total target direct compensation for fiscal 2021 was increased by approximately 1.4%. His base salary was increased from $610,000 to $630,000, his target AIP opportunity was maintained at 75% of base salary (but increased from $457,500 to $470,000 as a result of his base salary increase), and his target LTIP opportunity remained unchanged ($1,282,000).

HANESBRANDS INC.  |  43

Compensation Discussion and Analysis

In connection with Mr. Cavaliere’s appointment as Group President, Global Innerwear effective February 8, 2021, the Committee approved the following compensation for Mr. Cavaliere: an annual base salary of $700,000, a target AIP opportunity equal to 100% of base salary (or $700,000), and a target LTIP opportunity of $1,520,000.

In connection with Mr. Dastugue’s appointment as Chief Financial Officer effective May 1, 2021, the Committee approved the following compensation for Mr. Dastugue: an annual base salary of $750,000, a target AIP opportunity equal to 100% of base salary (or $750,000), and a target LTIP opportunity of $1,520,000.

The following supplemental table shows base salary, AIP and LTIP compensation at the target level for each of our named executive officers for 2022, 2021 and 2020 as approved by our Committee. This table presents information that is supplemental to, and should not be considered a substitute for, the information contained in the Summary Compensation Table that appears under “Summary Compensation Table” on page 53 . This supplemental table is not required by SEC rules. However, we chose to include it to provide investors with information on the total target direct compensation levels of our named executive officers and the allocation among the various elements of compensation for the two most recent years reflected in our Summary Compensation Table and for the current year. No information is provided for Messrs. Dastugue, Cavaliere or Ram for fiscal 2020 because each first became a named executive officer in fiscal 2021.

For a discussion of 2022 compensation information reflected in the following supplemental table, see “2022 Compensation Decisions” on page 51.

		Annual Compensation at Target				Long-Term Compensation at Target
Name	Year	Base Salary/% of Value of Total Target Direct Compensation		Value at Target of AIP Compensation/% of Value of Total Target Direct Compensation		Value at Target of LTIP Compensation/% of Value of Total Target Direct Compensation		Value of Total Target Direct Compensation
Stephen B. Bratspies(1)	2022	$1,250,000	11.4%	$2,000,000	18.2%	$7,750,000	70.5%	$11,000,000
	2021	1,100,000	11.2	1,650,000	16.8	7,050,000	72.0	9,800,000
	2020	1,100,000	11.6	1,650,000	17.4	6,750,000	71.1	9,500,000
Michael P. Dastugue(1)	2022	750,000	21.4	750,000	21.4	2,000,000	57.1	3,500,000
	2021	750,000	24.8	750,000	24.8	1,520,000	50.3	3,020,000
M. Scott Lewis(2)	2022	386,000	43.6	174,000	19.7	325,000	36.7	885,000
	2021	375,000	48.8	168,750	22.0	225,000	29.2	768,750
	2020	375,000	52.2	168,750	23.5	175,000	24.3	718,750
Joseph W. Cavaliere(1)	2022	750,000	23.4	750,000	23.4	1,700,000	53.1	3,200,000
	2021	700,000	24.0	700,000	24.0	1,520,000	52.0	2,920,000
Jonathan Ram	2022	650,000	22.4	488,000	16.8	1,762,000	60.8	2,900,000
	2021	650,000	24.5	478,125	18.3	1,520,000	57.2	2,648,125
Michael E. Faircloth	2022	630,000	25.4	473,000	19.0	1,382,000	55.6	2,485,000
	2021	630,000	26.4	470,000	19.8	1,282,000	53.8	2,382,000
	2020	610,000	26.0	457,500	19.5	1,282,000	54.6	2,349,500

(1)	The total target direct compensation figures in the chart above Mr. Bratspies for 2020, and Messrs Dastugue and Cavaliere for 2021, are based on annualized targets. The actual amounts were prorated for 2020 and 2021, respectively, based on date of hire.
(2)	For comparability purposes, the amounts set forth in the table above do not reflect Mr. Lewis’ additional compensation for serving as Interim Chief Financial Officer during 2020 and 2021 because we don’t view such additional amounts as a part of his normal target total direct compensation. For his service as Interim Chief Financial Officer in 2021, Mr. Lewis earned an additional $350,000 in quarterly fees and his target AIP opportunity was proportionally increased to $326,250.

44  |

Compensation Discussion and Analysis

Metrics and Targets for our Compensation Program

A significant portion of the compensation that our named executive officers may earn is subject to the achievement of Company-wide performance metrics. We believe that the performance of our named executive officers is best viewed through their contributions to long-term stockholder value as reflected by achievement of performance metrics that our Committee believes to be drivers of our strategic business plans and stockholder returns. We use quantifiable performance metrics that are easily calculated and easily understood and that reinforce teamwork and internal alignment.

For fiscal 2021, the elements of our executive compensation program subject to the achievement of performance metrics consisted of:

•	the AIP; and
•	the PSA portion of LTIP compensation.

Percentage Payout of Target Incentive Compensation

Generally, executive officers can earn incentive compensation equal to 25% of their targeted amount for performance at the threshold level, 100% of their targeted amount for performance at the target level and 200% of their targeted amount for performance at or above the maximum level. No incentive compensation is payable if performance is below the threshold level, and incentive compensation is capped at 200% of the target amount. Incentive compensation is payable on a straight line basis for performance between the threshold level and the target level, as well as between the target level and the maximum level.

In keeping with our pay for performance culture, we expect our named executive officers to deliver overall results that exceed the target level of performance in order to receive above median market compensation. Performance below the target level of performance is expected to result in below median market compensation.

CEO Potential Compensation Scenarios (Comparison to Peer Group)

The amounts earned by our named executive officers under the performance-based elements of our compensation program are based solely on our performance against pre-established metrics. The Committee selects metrics that have generally remained constant from year to year and that it considers to be key performance drivers that are important to our stockholders and aligned with our long-term business strategy, supplementing those metrics from time to time as the Committee deems necessary.

HANESBRANDS INC.  |  45

Compensation Discussion and Analysis

Base Salary

We pay base salary to attract talented executives and to provide a fixed base of cash compensation for fulfilment of fundamental job responsibilities. The base salaries for our named executive officers are determined based on their experience and the scope of their responsibilities, both on an individual basis and in relation to the experience and scope of responsibilities of other executives. The Committee also considers the practices of the companies in our peer group in setting our named executive officers’ base salary. These factors result in different compensation levels among the named executive officers. Base salaries are adjusted periodically (but generally not every year) as part of the Committee’s annual review of total target direct compensation to reflect individual responsibilities, performance and experience, as well as market compensation levels.

Annual Incentive Plan (AIP)

The AIP is designed to motivate performance by linking a portion of our named executive officers’ compensation to the achievement of key annual results. As discussed in “Fiscal 2021 Performance Metrics” on page 39, the performance metrics for the AIP for fiscal 2021 were net organic sales (weighted at 40%), operating income-XA (weighted at 40%), and net inventory (weighted at 20%). Consistent with the approach taken in 2020 after considering the impact of the COVID-19 pandemic on the Company’s operations, the Committee split the annual performance period into two six-month periods: (1) first and second quarter fiscal 2021 performance and (2) third and fourth quarter fiscal 2021 performance.

On January 25, 2021, Committee established performance targets under the AIP for the first two quarters of 2021 (“First Half”). The targets for the First Half were set in consideration of our operating plan and the expected economic environment in the upcoming year. The threshold, target, and maximum performance levels for each metric, as well as the performance results for such metrics during the First Half are set forth below:

First Half Targets – Weighted 50%

Metric	Weighting	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	First Half FY2021 Results	Metric Achievement (% of Target)	Weighted Metric Achievement (% of Target)
Net Organic Sales ($MM)*	40%	$2,726	$2,870	$3,013	$3,234	200%	80%
Operating Income-XA ($MM)*	40%	$337	$375	$412	$447	200%	80%
Net Inventory ($MM)*	20%	$1,777	$1,677	$1,577	$1,490	200%	40%
			First Half - Total Weighted Achievement (% of Target)				200%

*	Threshold, target, and maximum goals and achievement results for these metrics reflect adjustments to eliminate the impact of businesses held for sale during the fiscal year in accordance with the design approved by the Committee in January 2021.

On May 17, 2021, the Committee established the following performance targets under the AIP for the second two quarters of 2021 (the “Second Half”). The Second Half targets were set in alignment with the updated operating plan and in consideration of the economic recovery shown during the First Half. The threshold, target, and maximum performance levels for each metric, as well as the performance results for such metrics during the Second Half are set forth below:

Second Half Targets – Weighted 50%

Metric	Weighting	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	Second Half FY2021 Results	Metric Achievement (% of Target)	Weighted Metric Achievement (% of Target)
Net Organic Sales ($MM)*	40%	$3,218	$3,387	$3,557	$3,511	173%	69%
Operating Income XA ($MM)*	40%	$420	$466	$513	$486	143%	57%
Net Inventory ($MM)*	20%	$1,454	$1,354	$1,254	$1,584	0%	0%
			Second Half - Total Weighted Achievement (% of Target)				126%

*	Threshold, target, and maximum goals and achievement results for these metrics reflect adjustments to eliminate the impact of businesses held for sale during the fiscal year in accordance with the design approved by the Committee in January 2021.

46  |

Compensation Discussion and Analysis

Based on the performance results for the First Half and the Second Half set forth above, the fiscal 2021 overall performance achievement as a percentage of target was 163.09%.

The threshold, target, maximum and actual payout levels for each named executive officer under the AIP are set forth below:

Name	Threshold	Target	Maximum	Actual
Stephen B. Bratspies	$412,500	$1,650,000	$3,300,000	$2,691,130
Michael P. Dastugue (1)	$125,000	$500,000	$1,000,000	$815,494
M. Scott Lewis (2)	$81,563	$326,250	$652,500	$532,110
Joseph W. Cavaliere (1)	$155,930	$623,719	$1,247,438	$1,017,278
Jonathan Ram	$119,531	$478,125	$956,250	$779,816
Michael E. Faircloth	$117,500	$470,000	$940,000	$766,564

(1)	The amounts for Mr. Dastugue and Mr. Cavaliere are prorated based on their hire dates.
(2)	Mr. Lewis received additional cash compensation of $175,000 per quarter in connection with his service as Interim CFO, which amounts were included with base salary in calculating Mr. Lewis’ 2021 AIP payout opportunities.

Long-Term Incentive Program (LTIP)

The Committee currently uses equity grants as the primary means of providing long-term incentives to our named executive officers. These LTIP awards are designed to encourage behaviors that drive the long-term growth, profitability and financial success of the Company, align executives’ interests with our stockholders and support retention objectives.

For fiscal 2021, two types of LTIP grants were awarded to our named executive officers:

•	Performance Share Awards (PSAs); and
•	time-vested Restricted Stock Unit Awards (RSUs).

HANESBRANDS INC.  |  47

Compensation Discussion and Analysis

For fiscal 2021, 50% of the targeted value of the LTIP opportunity consisted of PSAs and 50% of the targeted value consisted of RSUs.* The terms of these awards are described below:

50% PSAs

At Risk (dependent on stock price)

2021 Grant Date	2022	2023

Vesting Period — 100% vests

- Vests 100% on the third anniversary of the grant date; the number of shares of common stock that will vest will range from 0% to 200% of the number of units granted based on the Company's achievement of the performance metrics discussed on page 39
- Value is tied to changes in our stock price
- Alignment with stockholder interests reinforced by stock ownership guidelines as well as policies prohibiting hedging and pledging
- Generally conditioned on continued employment through vesting date

Performance Share Award for 2021 Fiscal Year

0% — 200%

As a result of our 2021 performance, our named executive officers will receive 200% of the shares granted under their 2021 PSAs.

50% RSUs

At Risk (dependent on stock price)

2021 Grant Date	2022	2023
33% vests	33% vests	34% vests

- Vest 33%, 33% and 34% on the first, second and third anniversary of the grant date, respectively
- Value is tied to changes in our stock price
- Alignment with stockholder interests reinforced by stock ownership guidelines as well as policies prohibiting hedging and pledging
- Generally conditioned on continued employment through vesting date

*	The actual value realized by our named executive officers as result of their fiscal 2021 LTIP grants will depend on our stock price on the vesting date of each award.

The performance metrics for the PSA portion of the fiscal 2021 LTIP awards were cash flow from operations and EPS-XA. The threshold, target, and maximum performance levels for each metric, as well as the performance results for such metrics during the 2021 fiscal year are set forth below. The target for the cash flow from operations metric was established as a range in order to address uncertainty and volatility in the environment at the time the goal was established.

Metric	Weighting	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)	FY2021 Results	Metric Achievement (% of Target)	Weighted Metric Achievement (% of Target)
Cash Flow from Operations ($MM)	50%	$250	$400-450	$600	$623	200%	100%
EPS-XA ($MM)*	50%	$1.37	$1.52	$1.67	$1.84	200%	100%
			Total Weighted Achievement (% of Target)				200%

*	Threshold, target, and maximum goals and achievement results for this metric reflects adjustments to eliminate the impact of businesses held for sale during the fiscal year in accordance with the design approved by the Committee in January 2021.

48  |

Compensation Discussion and Analysis

Post-Employment Compensation

Our named executive officers are eligible to receive post-employment compensation pursuant to the Hanesbrands Inc. Pension Plan (the “Pension Plan”) and/or our defined contribution retirement program, which consists of the Hanesbrands Inc. Retirement Savings Plan (the “401(k) Plan”) and the Hanesbrands Inc. Supplemental Employee Retirement Plan (the “SERP”), and pursuant to Severance/Change in Control Agreements, or “Severance Agreements,” or (in the case of Mr. Lewis) the Hanesbrands Inc. Salaried Employee Severance Pay Plan. Each of these arrangements is discussed below.

Pension Plan

The Pension Plan is a defined benefit pension plan (intended to be qualified under Section 401(a) of the Internal Revenue Code) under which benefits have been frozen since December 31, 2005. The Pension Plan provides the benefits that had accrued for any of our U.S.-based employees as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. Mr. Faircloth is the only named executive officer currently participating in the Pension Plan. Because the Pension Plan is frozen, no additional employees became participants in the Pension Plan after December 31, 2005, and existing participants in the Pension Plan do not accrue any additional benefits after December 31, 2005.

Defined Contribution Plans

Our defined contribution retirement program for U.S.-based employees consists of the 401(k) Plan and the SERP.

Under the 401(k) Plan, our named executive officers and generally all full-time domestic exempt and non-exempt U.S.-based salaried employees may contribute a portion of their compensation to the plan on a pre-tax basis and receive a matching employer contribution of up to a possible maximum of 4% of their eligible compensation not in excess of certain dollar limits mandated by the Internal Revenue Code. In addition, we may make a discretionary employer contribution to exempt and non-exempt salaried employees of up to an additional 4% of their eligible compensation.

The SERP is a nonqualified supplemental retirement plan that provides two types of benefits:

●	The “Defined Contribution Component” of the SERP provides for employer matching and discretionary contributions to U.S.-based employees whose compensation exceeds a threshold set by the Internal Revenue Code. Although, as described above, the 401(k) Plan provides for employer contributions to our named executive officers at the same percentage of their eligible compensation as provided for all employees who participate in the 401(k) Plan, compensation and benefit limitations imposed on the 401(k) Plan by the Internal Revenue Code generally prevent us from making the entire amount of the employer matching and discretionary contributions contemplated by the 401(k) Plan with respect to any employee whose compensation exceeds a threshold set by Internal Revenue Code provisions, which was $290,000 for 2021. The SERP provides to those employees whose compensation exceeds this threshold, including our named executive officers, benefits that would be earned under the 401(k) Plan but for these limitations. We distribute the accrued vested portion of the Defined Contribution Component of the SERP directly to participants in cash on an annual basis. Any unvested portions of the Defined Contribution Component are credited to the participant’s SERP account and distributed to the participant upon vesting. Each of our named executive officers receive benefits under this portion of the SERP.
●	The “Defined Benefit Component” of the SERP provides benefits consisting of those supplemental retirement benefits that had been accrued as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. None of our named executive officers has an unpaid benefit under this portion of the SERP.

Severance Arrangements

We have entered into Severance Agreements with each of our named executive officers, other than Mr. Lewis. Severance Agreements help us attract and retain key talent and also provide important protections to us by discouraging our key executives from competing with us or soliciting our customers or employees for a specified period of time following termination. The Severance Agreements provide our named executive officers with benefits upon the involuntary termination of their employment other than for wrongful behavior or misconduct. The Severance Agreements also contain change in control benefits for these officers to help keep them focused on their work responsibilities during the uncertainty that accompanies a potential change in control and provide benefits for a period of time after a change in control transaction. We believe the levels of benefits offered by the Severance Agreements are appropriate and competitive. Compensation that could potentially be paid to our named executive officers pursuant to the Severance Agreements is described under “Potential Payments upon Termination or Change in Control” on page 60. Each agreement continues

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Compensation Discussion and Analysis

in effect unless we give at least 18 months’ prior written notice that the agreement will not be renewed. In addition, if a change in control occurs during the term of the agreement, the agreement will automatically continue for two years after the end of the month in which the change in control occurs.

We have not entered in a Severance Agreement with Mr. Lewis, as we generally only enter into such agreements with certain members of our senior leadership team. Instead, Mr. Lewis participates in the Hanesbrands Inc. Salaried Employee Severance Pay Plan. Pursuant to the Hanesbrands Inc. Salaried Employee Severance Pay Plan, if Mr. Lewis is terminated for any reason other than for cause (as defined in the Plan), he is entitled to receive a severance benefits in an amount equal to four weeks of base salary for each year of service, with a minimum severance period of 26 weeks and a maximum severance period of 52 weeks.

Benefit Plans and Arrangements

Our named executive officers are eligible to participate in certain of our other employee benefits plans and arrangements. These consist of the Hanesbrands Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”), the Hanesbrands Inc. Executive Life Insurance Plan (the “Life Insurance Plan”) and the Hanesbrands Inc. Executive Disability Plan (the “Disability Plan”). In general, these benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to enable executives to save for future financial needs in a tax efficient manner.

Under the Executive Deferred Compensation Plan, a group of approximately 240 U.S.-based employees, generally at the director level and above, including our named executive officers, may defer receipt of cash and equity compensation. This benefit offers tax advantages to eligible employees, permitting them to defer payment of their compensation and defer taxation on that compensation until a future date. The amount of compensation that may be deferred is determined in accordance with the Executive Deferred Compensation Plan based on elections by each participant. Amounts deferred under the Executive Deferred Compensation Plan may, at the election of the executive, (i) earn a fixed rate of interest, which was 0.62% for 2021; (ii) be deemed to be invested in a stock equivalent account (the “HBI Stock Fund”) and earn a return based on the total shareholder return of Hanesbrands’ stock; or (iii) be deemed to be invested in one of a number of other investment funds designated by us from time to time. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Executive Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Executive Deferred Compensation Plan.

The Life Insurance Plan provides life insurance benefits to a group of approximately 80 U.S.-based employees, generally at the level of vice president or above, including our named executive officers, who contribute materially to our continued growth, development and future business success. The Life Insurance Plan, which includes both a death benefit and a cash value, provides life insurance coverage during active employment in an amount equal to three times annual base salary, and, depending on the performance of investments in the plan, may offer continuing coverage following retirement. The Life Insurance Plan also provides executives with the opportunity to make voluntary, after-tax contributions that may be allocated by the executive into a range of investment options.

The Disability Plan provides long-term disability benefits for a group of approximately 80 U.S.-based employees, generally at the level of vice president and above, including our named executive officers. If an eligible employee becomes totally disabled, the program will provide a monthly disability benefit equal to 1/12 of the sum of (i) 75% of the employee’s annual base salary up to an amount not in excess of $500,000 and (ii) 50% of the three-year average of the employee’s annual short-term incentive payments up to an amount not in excess of $250,000. The maximum monthly disability benefit is $41,667 and is reduced by any disability benefits that an employee is entitled to receive under Social Security, workers’ compensation, a state compulsory disability law or another plan of Hanesbrands providing benefits for disability.

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Compensation Discussion and Analysis

2022 Compensation Decisions

Using the methodology discussed under “How We Make Executive Compensation Decisions” on page 41, in December 2021, the Committee (and, with respect to Mr. Bratspies’ compensation, the full Board of Directors (excluding Mr. Bratspies)) determined the total target direct compensation levels of our executive officers for 2022, as well as the relative mix of base salary, AIP opportunity and LTIP opportunity for those executives. Material increases to the fiscal 2022 compensation targets for our named executive officers (set forth below) from their fiscal 2021 compensation targets were generally intended to more closely align with the market for equivalent positions. Those amounts approved for 2022 for the named executive officers are set forth below (with the base salary increases taking effect March 1, 2022):

Named Executive Officer	2022 Base Salary ($)	2022 AIP Target ($)	2022 LTIP Target ($)	2022 Total Target Direct Compensation ($)
Stephen B. Bratspies	$ 1,250,000	$ 2,000,000 (160% of base salary	$ 7,750,000	$ 11,000,000
Michael P. Dastugue	750,000	750,000 (100% of base salary)	2,000,000	3,500,000
M. Scott Lewis	386,000	174,000 (45% of base salary)	325,000	885,000
Joseph W. Cavaliere	750,000	750,000 (100% of base salary)	1,700,000	3,200,000
Jonathan Ram	650,000	488,000 (75% of base salary)	1,762,000	2,900,000
Michael E. Faircloth	630,000	473,000 (75% of base salary)	1,382,000	2,485,000

On January 24, 2022, the Committee approved the fiscal 2022 AIP and LTIP awards.

The fiscal 2022 AIP performance metrics for our named executive officers, as approved by the Committee, consist of net organic sales (weighted 40%), operating income (excluding actions) (weighted 40%) and net inventory (weighted 20%). The Committee also approved a new diversity, equity and inclusion modifier (+/- 5%) for the AIP related to the representation of People of Color (including Black, Hispanic, Asian, Pacific Islander, Native American, Alaskan native and Hawaiian native associates) within our composition of the U.S. workforce at the senior manager level and above.

Awards to our named executive officers under our fiscal 2022 LTIP program, as approved by the Committee, once again consist of both RSUs and PSAs, each targeted at 50% of the total LTIP opportunity. The RSUs generally vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date, respectively. The PSAs are once again subject to a three-year (rather than one-year) performance period, and the performance metrics for the PSAs include earnings per share (excluding actions) growth (weighted 50%) and cash flow from operations (weighted 50%). The PSAs will vest (subject to achievement of the applicable performance goals) on the last business day of February 2025.

The performance metrics for our 2022 AIP and 2022 LTIP were generally tied to key points in our Full Potential plan. We expect to provide additional detail regarding the 2022 AIP and LTIP awards, and other decisions with respect to our 2022 executive compensation program, in future executive compensation disclosures.

Additional Information

Consideration of Prior Stockholder Advisory Vote on Executive Compensation

At our 2021 Annual Meeting of Stockholders, our stockholders had the opportunity to cast an advisory “say on pay” vote on our executive compensation. Our stockholders approved the compensation of our named executive officers as disclosed in the Proxy Statement for that meeting with over 94% support. Given this strong level of support, the Committee did not make any changes to our compensation policies or practices that were specifically driven by the result of the “say on pay” vote.

No Tax Gross-Ups

We do not increase payments to any executive officer to cover non business-related personal income taxes, other than the personal income taxes due on relocation reimbursements, which is provided under a broad-based program.

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Compensation Discussion and Analysis

Clawbacks and Recoupment

The Committee adopted a clawback policy in order to further align the interests of employees with the interests of our stockholders and strengthen the link between total compensation and the Company’s performance. Under this policy, in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, we may, in the discretion of the Committee (as it applies to current or former executive officers) or the Chief Executive Officer (as it applies to any other employee), seek to recover, from any employee who received cash-or equity-based incentive compensation during the three-year period preceding the date on which we are required to prepare an accounting restatement, the amount by which such person’s cash- or equity-based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Additionally, the documents governing both our cash-based AIP and our equity-based LTIP provide that if an employee violates our Global Code of Conduct or engages in certain activities that are harmful to the interests of the Company, we may recover any incentive compensation paid to that person within the 12-month period immediately preceding such wrongful conduct.

Stock Ownership and Retention Guidelines

We believe that our executives should have a significant ownership position in Hanesbrands. To promote such equity ownership and further align the economic interests of our executives with our stockholders, we adopted stock ownership guidelines for our key executives, including our named executive officers.

Our Chief Executive Officer (Mr. Bratspies) is required to own Hanesbrands stock valued at six times his annual base salary; all other named executive officers are generally required to own Hanesbrands stock valued at two times (in the case of Mr. Faircloth and Mr. Ram) or three times (in the case of Mr. Cavaliere and Mr. Dastugue) his or her base salary. Mr. Lewis, who is serving as Chief Financial Officer in an interim capacity, is required to own Hanesbrands stock equal to his base salary. Until the requirements of the stock ownership guidelines are met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our stock-based compensation plans. Our named executive officers and other key executives have a substantial portion of their incentive compensation paid in the form of our common stock. In addition to shares directly held by a key executive, unvested RSUs, shares held for such executive in the 401(k) Plan, the Executive Deferred Compensation Plan and the SERP, including hypothetical share equivalents held in the latter two plans, are counted for purposes of determining whether the ownership requirements are met. All of our named executive officers are in compliance with these stock ownership and retention guidelines.

Prohibitions on Pledging, Hedging and Other Derivative Transactions

Under our insider trading policy, directors and executive officers, including our named executive officers, are required to clear in advance all transactions in our securities with Hanesbrands’ law department. Further, no director, executive officer or other employee is permitted to (i) pledge or margin our securities as collateral for a loan obligation, (ii) engage in “short sales” or “sales against the box” or trade in puts, calls or other options on our securities or (iii) purchase any financial instrument or contract that is designed to hedge or offset any risk of decrease in the market value of our securities. These provisions are part of our overall program to prevent any of our directors, officers or employees from trading on material non-public information.

Compensation Risk Assessment

The Committee, in consultation with FW Cook, annually reviews our current compensation policies and practices and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Some of the key factors supporting the Committee’s conclusion include: (i) a reasonable degree of balance with respect to the mix of cash and equity compensation and short-term and longer-term performance focus; (ii) the use of multiple performance metrics in our AIP and LTIP awards; (iii) multiple year vesting for equity awards; (iv) robust executive and non-employee director stock ownership guidelines; (v) an insider trading policy that includes prohibitions on hedging and pledging of our stock; and (vi) an incentive compensation clawback policy.

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Compensation Discussion and Analysis

Tax Treatment of Certain Compensation

In making decisions about executive compensation, we continue to consider the impact of regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the “golden parachute” provisions of Section 280G of the Internal Revenue Code. We also consider how various elements of compensation will impact our financial results. In this regard, we consider the impact of applicable stock compensation accounting rules, which determine how we recognize the cost of employee services received in exchange for awards of equity instruments.

Executive Compensation

Summary of Compensation

The following table sets forth a summary of compensation earned by or paid to our named executive officers for our 2021, 2020 and 2019 fiscal years, as applicable.

Fiscal 2021 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Stephen B. Bratspies	2021	$1,100,000	$—	$7,049,994		$—	$2,691,130		$—	$190,125	$11,031,249
Chief Executive Officer	2020	458,333	—	2,812,505		655,689	803,150		—	99,388	4,829,065
Michael P. Dastugue	2021	500,000	—	1,013,319		—	815,494		—	70,463	2,399,276
Chief Financial Officer
M. Scott Lewis	2021	375,000	350,000	225,000			532,110	(6)	—	90,820	1,572,930
Chief Accounting Officer	2020	361,790	700,000	175,001		—	439,009	(6)	—	40,564	1,716,363
and Former Interim Chief
Financial Officer
Joseph W. Cavaliere	2021	623,719	—	1,519,996		—	1,017,278		—	264,618	3,425,611
Group President, Global
Innerwear
Jonathan Ram	2021	637,500	—	1,520,000		—	779,816		—	89,418	3,026,734
Group President, Global
Activewear
Michael E. Faircloth	2021	626,667	—	1,282,004			766,564		—	75,519	2,750,754
Group President,	2020	588,511	—	1,282,009		—	415,187		31,843	75,202	2,392,753
Global Operations	2019	560,000	—	—	(4)	—	587,664		41,052	56,227	1,244,943
(1)	The amounts shown include deferrals to the 401(k) Plan and the Executive Deferred Compensation Plan.
(2)	The bonus amounts listed in this column for Mr. Lewis in each of fiscal year 2021 and 2020 represent an additional quarterly fee of $175,000 payable to him in connection with his service as Interim Chief Financial Officer.

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Compensation Discussion and Analysis
(3)	The amounts shown reflect the aggregate grant date fair value of awards during the year shown, computed in accordance with Topic 718 of the FASB Accounting Standards Codification. The assumptions we used in valuing these awards are described in Note 6, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022. These amounts do not correspond to the actual value that may be recognized by the officer. Additional information regarding outstanding awards, including exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal 2021 Year End” table on page 56. The amounts shown under “Stock Awards” include: (i) grants of restricted stock units (“RSUs”) and (ii) performance share awards (“PSAs”), as shown below:
	Fiscal Year	Grant Date Fair Value of PSAs ($)	Grant Date Fair Value of RSUs ($)	Total Grant Date Fair Value of Stock Awards ($)
Stephen B. Bratspies	2021	$3,525,000	$3,524,995	$7,049,994
	2020	1,406,253	1,406,253	2,812,505
Michael P. Dastugue	2021	506,659	506,659	1,013,319
M. Scott Lewis	2021	112,501	112,499	225,000
	2020	87,500	87,500	175,001
Joseph W. Cavaliere	2021	760,004	759,993	1,519,996
Jonathan Ram	2021	760,004	759,996	1,520,000
Michael E. Faircloth	2021	641,001	641,003	1,282,004
	2020	641,005	641,005	1,282,009
	2019	—	—	—
As noted below, no PSAs or RSUs were granted to our named executive officers during our 2019 fiscal year and no PSA or RSU awards are shown for 2019 in the Summary Compensation Table.
The amounts shown above for PSAs represent the grant date value based on the probable outcome of the performance conditions. The value of such awards at the grant date assuming that the maximum level of performance conditions was achieved was as follows: for Mr. Bratspies: $7,049,999 in 2021 and $2,812,505 in 2020; for Mr. Dastugue: $1,013,319 in 2021; for Mr. Lewis: $225,002 in 2021 and $175,001 in 2020; for Mr. Cavaliere: $1,520,007 in 2021; for Mr. Ram: $1,520,007 in 2021; and for Mr. Faircloth: $1,282,003 in 2021 and $1,282,009 in 2020.
The amount shown under “Option Awards” includes an inducement equity grant for Mr. Bratspies consisting of three tranches of stock options: (1) options to purchase 83,333 shares with a per share exercise price equal to 100% of the closing price of Hanesbrands’ common stock on the grant date ($14.32) that vested on the first anniversary of the grant date; (2) options to purchase 83,333 shares with a per share exercise price equal to 120% of the closing price of Hanesbrands’ common stock on the grant date ($17.18) that vest on the second anniversary of the grant date; and (3) options to purchase 83,334 shares with a per share exercise price equal to 140% of the closing price of Hanesbrands’ common stock on the grant date ($20.05) that vest on the third anniversary of the grant date.
(4)	In December 2019, the Compensation Committee decided to begin approving LTIP awards in January of each year so that the Committee can have the benefit of greater visibility to the financial results for the prior year and the operating plan for the upcoming year when making such decisions. In January 2020, the Compensation Committee approved the 2020 LTIP awards. Therefore, no LTIP awards were granted to our named executive officers during our 2019 fiscal year and no stock awards are shown for Mr. Faircloth in 2019 in the Summary Compensation Table above.
(5)	The amount shown reflects the amount earned for such year under the AIP, which amount was paid after the end of such year.
(6)	Mr. Lewis received additional cash compensation of $175,000 per quarter in which he served as Interim CFO, which amounts were included with base salary in calculating Mr. Lewis’ 2020 and 2021 AIP awards.
(7)	Neither the Executive Deferred Compensation Plan nor the SERP provide for “above-market” or preferential earnings as defined in applicable SEC rules. Increases in pension values are determined for the periods presented; because the defined benefit arrangements are frozen, the amounts shown in this column represent solely the increase in the actuarial value of pension benefits previously accrued as of December 31, 2005. The amount reported for Mr. Faircloth in 2021 is $0 due to the fact that the present value of his accumulated benefits under the Pension Plan decreased by $7,010 in 2021.
(8)	For our 2021 fiscal year, the amounts shown in the “All Other Compensation” column include the following: (i) relocation expenses ($77,590 for Mr. Bratspies and $140,815 for Mr. Cavaliere); (ii) life insurance policy premiums ($62,063 for Mr. Dastugue, $6,295 for Mr. Lewis, $79,167 for Mr. Cavaliere, $26,150 for Mr. Ram and $10,321 for Mr. Faircloth); (iii) long-term disability insurance policy premiums ($10,505 for Mr. Bratspies, $4,775 for Mr. Dastugue, $3,581 for Mr. Lewis, $5,957 for Mr. Cavaliere, $6,088 for Mr. Ram and $5,985 for Mr. Faircloth); (iv) accidental death and dismemberment insurance policy premiums ($144 for Mr. Bratspies, $90 for Mr. Dastugue, $149 for Mr. Lewis, $90 for Mr. Cavaliere, $162 for Mr. Ram and $144 for Mr. Faircloth); (v) reimbursement of taxes owed with respect to relocation benefits ($16,593 for Mr. Bratspies and $13,641 for Mr. Cavaliere); and (vi) our contributions pursuant to defined contribution retirement programs, which consists of the qualified 401(k) plan ($17,300 for each of Mr. Bratspies, Lewis, Ram and Faircloth and $11,600 for Mr. Cavaliere) and the nonqualified SERP ($67,993 for Mr. Bratspies, $8,400 for Mr. Dastugue, $67,225 for Mr. Lewis, $13,349 for Mr. Cavaliere, $45,968 for Mr. Ram and $47,898 for Mr. Faircloth).
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Compensation Discussion and Analysis

Grants of Plan-Based Awards

The following table sets forth a summary of grants of plan-based awards to our named executive officers during our 2021 fiscal year.

Grants of Plan-Based Awards in Fiscal 2021

								All Other Stock	All Other Option Awards:
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Awards: Number	Number of Securities	Exercise or Base Price	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units	Underlying Options (#)	of Option Awards ($/Sh)	and Option Awards ($) (1)
Stephen B. Bratspies	1/25/2021 (2)	$ 412,500	$1,650,000	$3,300,000	—	—	—	—	—	$—	$—
	2/11/2021 (3)	—	—	—	47,713	190,850	381,700	—	—	—	3,525,000	(4)
	1/25/2021 (5)	—	—	—	—	—	—	227,419	—	—	3,524,995
Michael P. Dastugue	5/3/2021 (2)	125,000	500,000	1,000,000	—	—	—	—	—	—	—
	5/3/2021 (3)	—	—	—	5,950	23,798	47,596	—	—	—	506,659	(4)
	5/3/2021 (5)	—	—	—	—	—	—	23,798	—	—	506,659
M. Scott Lewis	1/25/2021 (2)	81,563	326,250	652,500	—	—	—	—	—	—	—
	2/11/2021 (3)	—	—	—	1,523	6,091	12,182	—	—	—	112,501	(4)
	1/25/2021 (5)	—	—	—	—	—	—	7,258	—	—	112,499
Joseph W. Cavaliere	2/8/2021 (2)	155,930	623,719	1,247,438	—	—	—	—	—	—	—
	2/11/2021 (3)	—	—	—	10,287	41,148	82,296	—	—	—	760,004	(4)
	2/8/2021 (5)	—	—	—	—	—	—	47,559	—	—	759,993
Jonathan Ram	1/25/2021 (2)	119,531	478,125	956,250	—	—	—	—	—	—	—
	2/11/2021 (3)	—	—	—	10,287	41,148	82,296	—	—	—	760,004	(4)
	1/25/2021 (5)	—	—	—	—	—	—	49,032	—	—	759,996
Michael E. Faircloth	1/25/2021 (2)	117,500	470,000	940,000	—	—	—	—	—	—	—
	2/11/2021 (3)	—	—	—	8,676	34,705	69,410	—	—	—	641,001	(4)
	1/25/2021 (5)	—	—	—	—	—	—	41,355	—	—	641,003
(1)	The amounts shown in the “Grant Date Fair Value” column reflect the aggregate grant date fair value of the awards, computed in accordance with Topic 718 of the FASB Accounting Standards Codification.
(2)	This award is the AIP award for the 2021 fiscal year. See “Annual Incentive Plan (AIP)” on page 46 for a discussion of the amounts paid under the AIP for the 2021 fiscal year.
(3)	This award is the portion of the LTIP award for fiscal 2021 that consists of the PSA. If earned, the award would vest on the third anniversary of the grant date, and the number of shares of common stock that would vest would have ranged from 0% to 200% of the number of shares granted based on our achievement of pre-established performance metrics for our 2021 fiscal year. See “Long-Term Incentive Program (LTIP)” on page 47 for a discussion of these awards.
(4)	Represents the grant date fair value of the portion of the LTIP award for fiscal 2021 that consists of the PSA, assuming achievement at the target level (representing the probable outcome of the applicable performance conditions at the grant date).
(5)	This award represents the portion of the LTIP award for fiscal 2021 that consists of RSUs. The RSUs generally vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant. See “Long-Term Incentive Program (LTIP)” on page 47 for a discussion of these awards.
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Compensation Discussion and Analysis

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at the end of our 2021 fiscal year for each of our named executive officers.

Outstanding Equity Awards at Fiscal 2021 Year End

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Stephen B. Bratspies	(2)	—	—	$—	—	381,700	$6,382,024	—	—
	(3)	—	—	—	—	227,419	3,802,446	—	—
	(4)	—	—	—	—	65,796	1,100,109	—	—
	(5)	83,333	—	14.32	8/3/2030	—	—	—	—
	(6)	—	83,333	17.18	8/3/2030	—	—	—	—
	(7)	—	83,334	20.05	8/3/2030	—	—	—	—
Michael P. Dastugue	(2)	—	—	—	—	47,596	795,805	—	—
	(3)	—	—	—	—	23,798	397,903	—	—
M. Scott Lewis	(2)	—	—	—	—	12,182	203,683	—	—
	(3)	—	—	—	—	7,258	121,354	—	—
	(4)	—	—	—	—	4,120	68,886	—	—
Joseph W. Cavaliere	(2)	—	—	—	—	82,296	1,375,989	—	—
	(3)	—	—	—	—	47,559	795,186	—	—
Jonathan Ram	(2)	—	—	—	—	82,296	1,375,989	—	—
	(3)	—	—	—	—	49,032	819,815	—	—
	(4)	—	—	—	—	26,226	438,499	—	—
Michael E. Faircloth	(2)	—	—	—	—	69,410	1,160,535	—	—
	(3)	—	—	—	—	41,355	691,456	—	—
	(4)	—	—	—	—	30,181	504,626	—	—
(1)	Calculated by multiplying $16.72, the closing market price of our common stock on December 31, 2021, by the number of restricted stock units or performance shares which have not vested.
(2)	This award was granted on February 11, 2021 and is the portion of the performance shares awarded under the 2021 LTIP award that was earned based on performance in fiscal 2021. This award will generally vest on the third anniversary of the grant date.
(3)	This award was granted on January 25, 2021 and is the portion of the 2021 LTIP award that consists of restricted stock units. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.
(4)	This award was granted on January 28, 2020 and is the portion of the 2020 LTIP award that consists of restricted stock units. The restricted stock units vest 33% and 34% on the second anniversary and the third anniversary, respectively, of the grant date.
(5)	These stock options were granted on August 3, 2020 and vested 100% on the first anniversary of the grant date. (6) These stock options were granted on August 3, 2020 and vest 100% on the second anniversary of the grant date. (7) These stock options were granted on August 3, 2020 and vest 100% on the third anniversary of the grant date.
56

Compensation Discussion and Analysis

Option Exercises and Stock Vested

The following table sets forth certain information with respect to options exercised and stock awards vested during our 2021 fiscal year with respect to the named executive officers.

Option Exercises and Stock Vested in Fiscal 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen B. Bratspies	—	—	32,406	$605,344
Michael P. Dastugue	—	—	—	—
M. Scott Lewis	—	—	10,795	185,090
Joseph W. Cavaliere	—	—	—	—
Jonathan Ram	—	—	100,716	1,751,316
Michael E. Faircloth	—	—	85,287	1,464,827

Pension Benefits

Only one our named executive officers, Mr. Faircloth, participates in the Pension Plan. The Pension Plan is a frozen, defined benefit pension plan, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for our U.S.-based employees, as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. A participant’s total benefit payable pursuant to the Pension Plan consists of two parts: a pension benefit and a retirement benefit. Different optional forms of payment are available for each benefit.

Normal retirement age is age 65 for purposes of the Pension Plan. With respect to the pension benefit under the Pension Plan, participants who have attained at least age 55 and completed at least 10 years of service are eligible for unreduced benefits at age 62; participants who choose to commence benefits between ages 55 and 61 are eligible for proportionally reduced benefits based on actuarial tables. With respect to the retirement benefit under the Pension Plan, participants who have attained at least age 55 and completed at least 10 years of service are eligible for unreduced benefits at age 65; participants who choose to commence benefits between ages 55 and 64 are eligible for proportionally reduced benefits based on actuarial tables. None of our named executive officers is currently eligible for early retirement under the Pension Plan. The normal form of benefits under the Pension Plan is a life annuity for single participants and a qualified joint and survivor annuity for married participants.

HANESBRANDS INC.	57

Compensation Discussion and Analysis

The following table sets forth certain information with respect to the value of pension benefits accumulated by our named executive officers at the end of fiscal 2021.

Pension Benefits — Fiscal 2021

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Stephen B. Bratspies	—	—	—	—
Michael P. Dastugue	—	—	—	—
M. Scott Lewis	—	—	—	—
Joseph W. Cavaliere	—	—	—	—
Jonathan Ram	—	—	—	—
Michael E. Faircloth	Pension Plan	8.5833	209,804	—
(1)	Note that the Pension Plan was frozen at the end of 2005, so any years of service after such date were not credited. Only Mr. Faircloth was eligible to accrue benefits under Pension Plan prior to December 2005.
(2)	Present values for the Pension Plan are computed as of January 2, 2022, using a discount rate of 2.91% and a healthy mortality table (the SOA Pri-2012 mortality study projected generationally from 2012 with SOA Scale MP-2020). For the pension benefit, we assume 45% of males elect a single life annuity and 55% select a 50% joint and survivor annuity, and that 70% of females elect a single life annuity and 30% select a 50% joint and survivor annuity. For the retirement benefit, we assume that 50% of males elect a seven-year certain only annuity, 22.5% select a single life annuity and 27.5% select a 50% joint and survivor annuity, and that 50% of females elect a seven-year certain only annuity, 35% select a single life annuity and 15% select a 50% joint and survivor annuity. When calculating the seven-year certain only annuity, a 1.9% interest rate and the mortality prescribed under Revenue Ruling 2001-62 is assumed for converting the single life annuity benefit to an actuarial equivalent seven-year certain only annuity. If a participant has both a pension benefit and a retirement benefit, the payment form assumption is applied to each benefit amount separately, in all cases assuming the participant commences each portion of the benefit at the earliest unreduced age. We also used the following assumptions: (i) the portion of the benefit that is payable as an unreduced benefit at age 62, the earliest unreduced commencement age under the Pension Plan for the pension benefit was valued at age 62 assuming the officer continues to work until that age in order to become eligible for unreduced benefits, (ii) the portion of the benefit that is payable as an unreduced benefit at age 65, the earliest unreduced commencement age under the Pension Plan for the retirement benefit, was valued at age 65 assuming the officer survives until that age in order to become eligible to receive the retirement benefit unreduced and (iii) the values of the benefits have been discounted assuming the officer continues to live until the assumed benefit commencement age (no mortality discount has been applied). All of the foregoing assumptions, except for the assumption that the officer lives and works until retirement, which we have used in light of SEC rules, are the same as those we use for financial reporting purposes under generally accepted accounting principles.
58

Compensation Discussion and Analysis

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to contributions to and withdrawals from two nonqualified deferred compensation plans by our named executive officers during our 2021 fiscal year, and the aggregate balance at fiscal year-end. These nonqualified deferred compensation plans are the Executive Deferred Compensation Plan and the SERP.

Nonqualified Deferred Compensation — Fiscal 2021

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen B. Bratspies	Executive Deferred Compensation Plan	$—	$—		$—	$—	$—
	SERP	—	67,993	(2)	(1,797)	693	72,435	(3)
Michael P. Dastugue	Executive Deferred Compensation Plan	—	—		—	—	—
	SERP	—	8,400	(2)	—	—	8,400	(3)
M. Scott Lewis	Executive Deferred Compensation Plan	—	—		—	—	—
	SERP	—	67,225	(2)	—	12,793	62,960	(3)
Joseph W. Cavaliere	Executive Deferred Compensation Plan	—	—		—	—	—
	SERP	—	13,349	(2)	—	—	13,349	(3)
Jonathan Ram	Executive Deferred Compensation Plan	—	—		—	—	—
	SERP	—	45,968	(2)	333	46,065	40,266	(3)
Michael E. Faircloth	Executive Deferred Compensation Plan	—	—		—	—	—
	SERP	—	47,898	(2)	—	53,471	30,074	(3)
(1)	No portion of these earnings were included in the Summary Compensation Table because neither the Executive Deferred Compensation Plan nor the SERP provides for “above-market” or preferential earnings as defined in applicable SEC rules.
(2)	This amount represents Company contributions to the SERP during 2021 and is also included in the “All Other Compensation” column of the Summary Compensation Table on page 53.
(3)	This amount represents the SERP balance as of January 2, 2022, after taking into account the distributions, described in the preceding footnote, made with respect to the named executive officer’s account in 2021. Although amounts in this column were reported as compensation for 2021 in the Summary Compensation Table on page 53, no amounts in this column were reported as compensation for prior fiscal years in our summary compensation tables, other than $6,239 for Mr. Bratspies.

Under the Executive Deferred Compensation Plan, a group of approximately 240 U.S.-based employees, generally at the director level and above, including our named executive officers, may defer receipt of cash and equity compensation. This benefit offers tax advantages to eligible employees, permitting them to defer payment of their compensation and defer taxation on that compensation until a future date. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Executive Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Executive Deferred Compensation Plan.

The SERP is a nonqualified supplemental retirement plan that provides two types of benefits: (1) a “Defined Contribution Component” and (2) a “Defined Benefit Component.” The Defined Contribution Component of the SERP provides for employer matching and discretionary contributions to U.S.-based employees whose compensation exceeds a threshold set by the Internal Revenue Code. We distribute the accrued vested portion of the Defined Contribution Component of the SERP directly to participants in cash on an annual basis. Any unvested portions of the Defined Contribution Component are credited to the participant’s SERP account and distributed to the participant upon vesting. Each of our named executive officers receive benefits under this portion of the SERP. The “Defined Benefit Component” of the SERP provides benefits consisting of those supplemental retirement benefits that had been accrued as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. None of our executive officers has an unpaid benefit under this portion of the SERP.

For more detailed information regarding these plans, see “Defined Contribution Plans” and “Benefit Plans and Arrangements” on pages 49 and 50, respectively.

HANESBRANDS INC.	59

Compensation Discussion and Analysis

Potential Payments upon Termination or Change in Control

The termination benefits provided to our named executive officers, upon their voluntary termination of employment due to resignation or retirement, or termination due to death or total and permanent disability, do not discriminate in scope, terms or operation in favor of these officers compared to the benefits offered to all salaried employees. The following describes the potential payments to these officers upon an involuntary severance or a termination of employment in connection with a change in control. The information presented in this section is computed assuming that the triggering event took place on December 31, 2021, the last business day of our 2021 fiscal year, and that the value of a share of our common stock is $16.72, the closing price per share of our common stock on December 31, 2021.

Termination or Change in Control Payments

		Voluntary Termination (1)	Involuntary Termination (1)
		Retirement (2)	Death/Disability	Not For Cause		Change in Control
Stephen B. Bratspies	Severance	—		1,100,000	(3)	8,250,000	(4)
	LTIP (5)	—	11,284,579	—		11,284,579
	Benefits and perquisites	—		6,500 (6)		378,675
	Total	—	11,284,579	1,106,500		19,913,254
Michael P. Dastugue	Severance	—		750,000	(3)	3,000,000	(4)
	LTIP (5)	—	1,193,708	—		1,193,708
	Benefits and perquisites	—		56,150		238,191
	Total	—	1,193,708	806,150		4,431,899
M. Scott Lewis	Severance	—		375,000	(3)	375,000	(4)
	LTIP (5)	393,923	393,923	—		393,923
	Benefits and perquisites	—		12,795	(6)	12,795
	Total	393,923	393,923	387,795		781,718
Joseph W. Cavaliere	Severance	—		700,000	(3)	2,800,000	(4)
	LTIP (5)	—	2,171,176	—		2,171,176
	Benefits and perquisites	—		54,000	(6)	217,558
	Total	—	2,171,176	754,000		5,188,733
Jonathan Ram	Severance	—		650,000	(3)	2,275,000	(4)
	LTIP (5)	—	2,634,303	—		2,634,303
	Benefits and perquisites	—		32,650	(6)	193,329
	Total	—	2,634,303	682,650		5,102,632
Michael E. Faircloth	Severance	—		1,260,000	(3)	2,205,000	(4)
	LTIP (5)	2,356,617	2,356,617	—		2,356,617
	Benefits and perquisites	—		27,864	(6)	152,268
	Total	2,356,617	2,356,617	1,287,864		4,713,885
(1)	A named executive officer who is terminated by us for cause, or who voluntarily resigns (other than at our request), will receive no severance benefit.
(2)	Under the terms of all outstanding stock awards granted to employees prior to January 1, 2020, including those granted to our named executive officers, if the employee ceases active employment with us on or after attaining age 50 or older and completing at least 10 years of service, the outstanding stock award will continue to vest in accordance with the vesting schedule set forth in the applicable award agreement, so long as the employee has entered into a written release of claims against us and complies with restrictive covenants relating to non-competition, non-solicitation, confidentiality and non-disparagement through the vesting period. For stock awards granted after January 1, 2020, if an employee who ceases active employment with us on or after attaining age 50 or older and completing at least 10 years of service (i) provides us with a least six months’ prior written notice of his or her intended retirement date, (ii) remains actively employed during such notice period, (iii) completes certain transition duties and responsibilities and (iv) enters into a written release of claims against us, all restrictions on the outstanding equity awards requiring continued employment through a vesting date will lapse upon the employee’s retirement and the award will be paid to the employee not later than two and one-half months following the end of the calendar year in which he or she retires. The employee is required to cooperate with us regarding matters arising out of his or her employment and continue to comply with restrictive covenants relating to non-competition, non-solicitation, confidentiality and non-disparagement through the third anniversary of the grant date of the award. Mr. Lewis and Mr. Faircloth have attained age 50 or older and have completed at least 10 years of service.
60

Compensation Discussion and Analysis
(3)	For named executive officers with a Severance Agreement (each named executive officer other than Mr. Lewis), if the employment of the named executive officer is terminated by us for any reason other than for cause (as defined in the Severance Agreements), or if such an officer terminates his or her employment at our request, we will pay that officer benefits for a period of 12 to 24 months depending on his or her position and combined continuous length of service with us and with our former parent company. The monthly severance benefit that we would pay to each such officer is based on the officer’s base salary (and, in limited cases, AIP amounts), divided by 12. To receive these payments, the named executive officer must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The named executive officer also must agree to release any claims against us. Payments terminate if the terminated named executive officer becomes employed by one of our competitors. The terminated named executive officer also would receive a pro-rated payment under any incentive plans applicable to the fiscal year in which the termination occurs based on actual full fiscal year performance. We have not estimated a value for these incentive plan payments because the named executive officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred. Pursuant to the Hanesbrands Inc. Salaried Employee Severance Pay Plan, if Mr. Lewis is terminated for any reason other than for cause (as defined in the Plan), he is entitled to receive a severance benefits in an amount equal to four weeks of base salary for each year of service, with a minimum severance period of 26 weeks and a maximum severance period of 52 weeks.
(4)	For named executive officers with a Severance Agreement, amounts shown in the “Change in Control” column in the table above include both involuntary Company-initiated terminations of employment and terminations by the named executive officer due to “good reason” as defined in the officer’s Severance Agreement. No severance payments would be made under the Severance Agreement upon a change in control if the named executive officer continues to be employed by us. The named executive officer receives a lump sum payment equal to two times (or three times in the case of Mr. Bratspies) his or her cash compensation, consisting of base salary, the greater of his or her current target or average actual AIP amounts over the prior three years and the matching contribution to the defined contribution plan in which the named executive officer is participating (the amount of the contribution to the defined contribution plan is reflected in “Benefits and perquisites”). To receive these payments, the named executive officer must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The named executive officer also must agree to release any claims against us. Payments terminate if the terminated named executive officer becomes employed by one of our competitors. Because we have not entered in to a Severance Agreement with Mr. Lewis, he receives no incremental benefits beyond those described in footnote 3 in the event of a change in control.
(5)	All outstanding stock awards granted to employees prior to January 1, 2019, including those granted to our named executive officers, fully vest upon a change in control regardless of whether a termination of employment occurs. For stock awards granted after January 1, 2019, vesting of awards will accelerate only if there is a qualifying termination within two years after the change in control or if the surviving entity does not provide qualifying replacement awards. In addition, outstanding stock awards will fully vest upon the death or permanent disability of the participant. RSUs and PSAs are valued based upon the number of unvested units multiplied by the closing price of our common stock on December 31, 2021.
(6)	Reflects health and welfare benefits continuation ($49,650 for Mr. Dastugue, $6,295 for Mr. Lewis, $47,500 for Mr. Cavaliere, $26,150 for Mr. Ram and $21,364 for Mr. Faircloth) and outplacement services ($6,500 for each of our named executive officers).
(7)	Reflects health and welfare benefits continuation ($76,498 for Mr. Bratspies, $163,291 for Mr. Dastugue, $24,202 for Mr. Lewis, $141,709 for Mr. Cavaliere, $96,955 for Mr. Ram and $62,153 for Mr. Faircloth) for three years with respect to Mr. Bratspies, one year with respect to Mr. Lewis and two years with respect to the remaining named executive officers; scheduled company matching contributions to our defined contribution plans calculated based on current base salary and target AIP amounts ($76,126 for Mr. Bratspies, $30,000 for Mr. Dastugue, $28,000 for Mr. Cavaliere, $41,655 for Mr. Ram and $41,807 for Mr. Faircloth); outplacement services ($6,500 for each of our named executive officers); and accelerated vesting of SERP benefits ($67,299 for Mr. Bratspies, $8,400 for Mr. Dastugue, $13,349 for Mr. Cavaliere, and $6,565 for Mr. Ram). In computing the value of continued participation in our medical, dental and executive insurance plans, we have assumed that the current cost to us of providing these plans will increase annually at a rate of 7%.
HANESBRANDS INC.	61

CEO Pay Ratio

Overview

Hanesbrands is a large multinational apparel company, manufacturing and marketing innerwear and activewear primarily in the Americas, Europe, Australia and Asia/Pacific. We conduct our business globally and have over 59,000 employees, over 88% of whom (approximately 52,000) are located outside the United States. Over 83% of our workforce (approximately 49,000 employees) is employed in our large-scale supply chain facilities located primarily in Central America, the Caribbean Basin and Asia.

Our various compensation programs include the payment of market-based wages and the provision of competitive employee benefits. The programs vary from region to region and among our various consolidated subsidiaries in each region, from country to country. The vast majority of our employees (approximately 84%) are compensated on an hourly basis.

Methodology

To identify our global median employee, we utilized the following methodology:

●	We determined that, as of October 31, 2021 (the “Determination Date”), our employee population consisted of approximately 56,000 individuals (excluding Stephen B. Bratspies, our CEO, but including full-time, part-time, seasonal and temporary employees) working at Hanesbrands and its consolidated subsidiaries. Given the variety of actions taken around the world in response to the COVID-19 global pandemic, including temporary retail store, office and facility closures, furloughs and reduced hours, we collected and analyzed payroll data for our entire employee population as of the Determination Date in order to identify the global median employee.
●	In order to consistently measure the compensation of our employees other than our CEO, we utilized total cash compensation (including regular pay, overtime, bonuses, incentives, allowances and paid time off, but excluding amounts set aside on behalf of the employee, such as retirement contributions, pension, provident fund or superannuation) for the 10-month period ending October 31, 2021. Pay was annualized on a 10-month basis for permanent employees included in the sample who were hired in 2021 but did not work for us or our consolidated subsidiaries for the entire 10-month period.
●	For purposes of this analysis, we converted all cash compensation paid in foreign currency to U.S. dollars using the applicable exchange rate on December 31, 2021. We did not make any cost-of-living adjustments in identifying the global median employee.

Calculation

Our global median employee identified on the Determination Date is a dry cleaning operator located in one of our supply chain facilities in the Dominican Republic, whose 2021 total cash compensation was $6,179. We identified and calculated the elements of that employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $7,055.

The annual total compensation of Mr. Bratspies, our CEO, for the 2021 fiscal year was $11,031,249, which is the amount reported for 2021 in the “Total Compensation” column of our Summary Compensation Table provided on page 53. Based on this information, for the 2021 fiscal year, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees other than the CEO was 1,564 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above.

62 |

Ownership of our Stock

Share Ownership of Major Stockholders, Management and Directors

The following table sets forth information, as of February 15, 2022, regarding beneficial ownership by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each director, director nominee and named executive officer and (iii) all of our directors, director nominees and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105.

On February 15, 2022 there were 348,649,757 shares of our common stock outstanding.

	Amount and Nature of Beneficial Ownership		Other (1)
Name and Address of Beneficial Owner	Beneficial Ownership of Our Common Stock	Percentage of Class	Restricted Stock Units	Stock Equivalent Units in SERP and Deferred Compensation Plans	Total
BlackRock, Inc. (2)	36,584,207	10.49%	—	—	36,584,207
Vanguard Group, Inc. (3)	34,184,652	9.80%	—	—	34,184,652
Diamond Hill Capital Management, Inc. (4)	21,912,308	6.28%	—	—	21,912,308
Michael E. Faircloth	283,845	*	154,853	—	438,698
Ronald L. Nelson (5)	241,238	*	9,515	194,089	444,842
Stephen B. Bratspies	142,795	*	837,743	473	981,011
Jonathan Ram	110,016	*	182,539	640	293,195
Joseph W. Cavaliere	41,930	*	166,340	—	208,270
James C. Johnson (6)	40,714	*	9,515	148,515	198,744
M. Scott Lewis (4)	38,627	*	29,111	—	67,738
Robert F. Moran	34,024	*	19,118	23,014	76,156
Franck J. Moison	33,202	*	9,515	—	42,717
Ann E. Ziegler (7)	30,261	*	9,515	118,602	158,378
Cheryl K. Beebe	11,250	*	9,515	9,603	30,368
Bobby J. Griffin	—	*	9,515	342,338	351,853
Michael P. Dastugue	—	*	132,781	—	132,781
Geralyn R. Breig	—	*	9,515	34,212	43,727
William S. Simon	—	*	14,099	—	14,099
All directors, director nominees and executive officers as a group (18 persons) (4) (8)	1,023,152	*

*	Less than 1%.
(1)	While the amounts in the “Other” column for restricted stock units and stock equivalent units in our SERP and deferred compensation plans do not represent a right of the holder to receive our common stock within 60 days, these amounts are being disclosed because we believe they further our goal of aligning senior management and stockholder interests. The value of the restricted stock units fluctuates based on changes in Hanesbrands’ stock price. Similarly, the value of stock equivalent units held in the SERP, the Executive Deferred Compensation Plan and the Director Deferred Compensation Plan fluctuates based on changes in Hanesbrands’ stock price.
(2)	Information in this table and footnote regarding this beneficial owner is based on Amendment No. 9 to Schedule 13G filed January 29, 2021 by BlackRock, Inc. (“BlackRock”) with the SEC. BlackRock, in its capacity as a parent holding company, may be deemed to beneficially own 36,584,207 shares of our common stock which are held of record by certain of its subsidiaries. BlackRock’s address is 55 East 52nd Street, New York, New York 10055.
(3)	Information in this table and footnote regarding this beneficial owner is based on Amendment No. 9 to Schedule 13G filed February 10, 2021, by The Vanguard Group, Inc. (“Vanguard”) with the SEC. Vanguard may be deemed to beneficially own 34,184,652 shares of our common stock. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	Information in this table and footnote regarding this beneficial owner is based on Amendment No. 1 to Schedule 13G, as amended, filed February 9, 2022 by Diamond Hill Capital Management, Inc. (“Diamond Hill”) with the SEC. Diamond Hill may be deemed to beneficially own 21,912,308 shares of our common stock. Diamond Hill’s address is 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215.
(5)	Includes 5,000 shares of common stock held by a trust of which Mr. Nelson’s wife is the trustee. Mr. Nelson disclaims beneficial ownership of the trust.
(6)	Includes 24,913 shares of common stock held by a trust.
(7)	Includes 22,912 shares of common stock held by a trust.
(8)	Includes: Greg L. Hall, our Chief Consumer Officer; Kristin L. Oliver, our Chief Human Resources Officer; and Tracy M. Preston, our General Counsel, Corporate Secretary and Chief Compliance Officer.

HANESBRANDS INC. | 63

Questions and Answers About the Annual Meeting and Voting

Will I receive a printed copy of this Proxy Statement?

You will not receive a printed copy of this Proxy Statement or our Annual Report on Form 10-K in the mail unless you request a printed copy. As permitted by the SEC, we are delivering our Proxy Statement and Annual Report via the Internet. On March 14, 2022, we mailed to our stockholders a notice of annual meeting and Internet availability of proxy materials containing instructions on how to access our Proxy Statement and Annual Report and authorize a proxy to vote their shares. If you wish to request a printed copy of this Proxy Statement and our Annual Report, you should follow the instructions included in the notice of annual meeting and Internet availability of proxy materials. The notice of annual meeting and Internet availability of proxy materials is not a proxy card or ballot.

Who is entitled to vote at the Annual Meeting?

If you were a stockholder of Hanesbrands at the close of business on February 15, 2022 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. Each share of Hanesbrands common stock outstanding at the close of business on the Record Date has one vote on each matter that is properly submitted to a vote at the Annual Meeting, including shares:

●	held directly in your name as the stockholder of record; or
●	held for you in an account with a broker, bank or other nominee.

Shares held in an account with a broker, bank or other nominee may include shares:

●	represented by your interest in the HBI Stock Fund in the 401(k) Plan; or
●	credited to your account in the Hanesbrands Inc. Employee Stock Purchase Plan of 2006.

On the Record Date, there were 348,649,757 shares of Hanesbrands common stock outstanding and entitled to vote at the Annual Meeting. Common stock is the only outstanding class of voting securities of Hanesbrands.

Who may attend the Annual Meeting?

In order to allow for greater participation by all of our stockholders, regardless of their geographic location, the Annual Meeting will be held in a virtual only meeting format. Stockholders will not be able to physically attend the Annual Meeting.

If you are a registered stockholder or beneficial owner of our common stock at the close of business on February 15, 2022, you may attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/HBI2022. You will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the instructions that accompany your proxy materials to participate in the Annual Meeting and vote your shares electronically. If your shares are held in the name of a bank, broker or other holder of record, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the meeting.

You may log into www.virtualshareholdermeeting.com/HBI2021 beginning at 8:45 a.m. Eastern time on April 26, 2022. The Annual Meeting will begin promptly at 9:00 a.m. Eastern time on April 26, 2022. If you experience any technical difficulties during the meeting, a toll free number will be available on our virtual shareholder meeting site for assistance.

This year’s stockholders question and answer session will include questions submitted in advance of the Annual Meeting and questions submitted live during the virtual meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/HBI2022.

64  |

Questions and Answers About the Annual Meeting and Voting

How many shares of Hanesbrands common stock must be present to hold the Annual Meeting?

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Your shares of Hanesbrands common stock are counted as present at the Annual Meeting if:

●	you are present in person at the Annual Meeting and your shares are registered in your name or you have a proxy from your bank, broker or other nominee to vote your shares; or
●	you have properly executed and submitted a proxy card, or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present when the Annual Meeting is convened, the Annual Meeting may be adjourned by the chairman of the meeting.

What are broker non-votes?

If you have shares of Hanesbrands common stock that are held by a broker, you may give the broker voting instructions, and the broker must vote as you direct. If you do not give the broker any instructions, the broker may vote at its discretion on all routine matters (such as the ratification of our independent registered public accounting firm). For non-routine matters (such as the election of directors and the advisory vote regarding executive compensation) however, the broker may not vote using its discretion. A broker’s failure to vote on a matter under these circumstances is referred to as a broker non-vote.

How many votes are required to approve each proposal?

●	The election of directors will be determined by a majority of the votes cast at the Annual Meeting. Accordingly, each of the ten nominees for director will be elected if he or she receives a majority of the votes cast in person or represented by proxy, with respect to that director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of shares voted AGAINST that director. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors. Additionally, pursuant to our Corporate Governance Guidelines, if in an uncontested election for director a nominee for director does not receive the affirmative vote of a majority of the total votes cast for and against such nominee, the nominee will offer, following certification of the election results, to submit his or her resignation to the Board for consideration. Stockholders cannot cumulate votes in the election of directors.
●	The ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2022 fiscal year requires approval by a majority of the votes cast at the Annual Meeting. Accordingly, the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions are not treated as votes cast, and therefore will have no effect on the proposal.
●	The approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement requires approval by a majority of the votes cast at the Annual Meeting. Accordingly, the number of shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal.

How do I vote?

You may vote your shares during the Annual Meeting at www.virtualshareholdermeeting.com/HBI2022 or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:

Internet: By accessing the Internet at www.proxyvote.com and following the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials.

Telephone: By calling toll-free 1-800-690-6903 and following the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials.

Mail: If you requested and received your proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

HANESBRANDS INC. |  65

Questions and Answers About the Annual Meeting and Voting

If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return your proxy card. The notice of annual meeting and Internet availability of proxy materials is not a proxy card or ballot.

Each share of Hanesbrands common stock represented by a proxy properly authorized over the Internet or by telephone or by a properly completed written proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such shares will be voted FOR the election of each of the nominees for director, FOR ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2022 fiscal year, FOR approval of named executive officer compensation and in the discretion of the proxy holder on any other business that may properly come before the Annual Meeting.

If you participate in the 401(k) Plan and have contributions invested in the HBI Stock Fund in the 401(k) Plan as of the close of business on the Record Date, you will receive a proxy card (or a notice of annual meeting and Internet availability of proxy materials containing instructions on how to authorize a proxy to vote your shares), which will serve as voting instructions for the trustee of the 401(k) Plan. You must return your proxy card to Broadridge Financial Solutions, Inc. (“Broadridge”) or authorize a proxy to vote your shares over the Internet or by telephone on or prior to April 21, 2022. If you have not authorized a proxy to vote your shares over the Internet or by telephone or if your proxy card is not received by Broadridge by that date, or if you sign and return your proxy card without instructions marked in the boxes, the trustee of the 401(k) Plan will vote shares attributable to your investment in the HBI Stock Fund in the 401(k) Plan in the same proportion as other shares held in the HBI Stock Fund for which the trustee received timely instructions. If no participants vote their shares, then the trustee will not vote any of the shares in the 401(k) Plan.

How can I revoke a previously submitted proxy?

You may revoke (cancel) a proxy at any time before the Annual Meeting by (i) giving written notice of revocation to the Corporate Secretary of Hanesbrands with a date later than the date of the previously submitted proxy, (ii) properly authorizing a new proxy with a later date by mail, Internet or telephone or (iii) attending the Annual Meeting and voting at www.virtualshareholdermeeting.com/HBI2022. Attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy. Any notice of revocation should be sent to: Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

What does it mean if I receive more than one notice of annual meeting and Internet availability of proxy materials?

If you receive more than one notice of annual meeting and Internet availability of proxy materials, it means your shares of Hanesbrands common stock are not all registered in the same way (for example, some are registered in your name and others are registered jointly with your spouse) or are in more than one account. In order to ensure that you vote all of the shares that you are entitled to vote, you should authorize a proxy to vote utilizing all proxy cards or Internet or telephone proxy authorizations to which you are provided access.

How is the vote tabulated?

Hanesbrands has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Hanesbrands employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal requirements or (ii) in the event a proxy solicitation in opposition to the election of the Board or in opposition to any other proposal to be voted on is filed with the SEC. Broadridge will tabulate votes for the Annual Meeting and will provide an independent election inspector for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2022

The notice of annual meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended January 1, 2022 are available at: www.proxyvote.com.

66  |

Other Information

Other Information About Hanesbrands

We will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended January 1, 2022, including the financial statements and the financial statement schedules required to be filed with the SEC, or any exhibit to that Annual Report on Form 10-K. Requests should be in writing and directed to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. By referring to our website, www.Hanes.com/investors, we do not incorporate our website or its contents into this Proxy Statement.

Matters Raised at the Annual Meeting not Included in this Proxy Statement

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, proxy holders will vote on the matter in their discretion.

Solicitation Costs

We will pay the cost of soliciting proxies by use of this Proxy Statement for the Annual Meeting, including the cost of mailing. The Company is making this solicitation by mail and may also use telephone or in person contacts, using the services of a number of regular employees of Hanesbrands at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of shares of Hanesbrands common stock. We have engaged D.F. King & Co., Inc. to solicit proxies and to assist with the distribution of proxy materials for a fee of $8,000 plus reasonable out-of-pocket expenses.

Householding

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one notice of annual meeting and Internet availability of proxy materials (or Proxy Statement, for those who receive a printed copy of the Proxy Statement) in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding,” and saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker or by contacting us in writing at Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary, or by telephone at 336-519-8080. We will also promptly deliver a separate copy of one notice of annual meeting and Internet availability of proxy materials (or Proxy Statement, as applicable) to any stockholder residing at an address to which only one copy was delivered. Requests for additional copies should be directed to us in writing or by telephone using the contact information listed above.

HANESBRANDS INC.  |  67

Other Information

Stockholder Proposals and Director Nominations for Next Annual Meeting

If you want to make a proposal for consideration at next year’s Annual Meeting and have it included in our proxy materials, Hanesbrands must receive your proposal no later November 14, 2022, which is the 120th day prior to the anniversary of the date of this Proxy Statement, and the proposal must comply with the rules of the SEC.

If you want to make a proposal or nominate a director for consideration at next year’s Annual Meeting without having the proposal included in our proxy materials, you must comply with the then current advance notice provisions and other requirements set forth in our bylaws, which are filed with the SEC. Under our current bylaws, a stockholder may nominate a director or submit a proposal for consideration at an Annual Meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain information specified in our bylaws and be received by us not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the Proxy Statement for the preceding year’s Annual Meeting. If, however, the date of the Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such Annual Meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, Hanesbrands must receive your nomination or proposal on or after October 15, 2022 and prior to 5:00 p.m., Eastern time, on November 14, 2022 unless the date of the Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the 2022 Annual Meeting.

If Hanesbrands does not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2023 Annual Meeting of Stockholders even if it meets the other proposal or nomination requirements. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

In addition to satisfying the requirements under our bylaws, if a you intend to comply with the SEC's universal proxy rules and to solicit proxies in support of director nominees other than the Company's nominees, you must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2023 Annual Meeting of Stockholders, no later than February 25, 2023). If the date of the 2023 Annual Meeting of Stockholders is changed by more than 30 calendar days from such anniversary date, however, then you must provide notice by the later of 60 calendar days prior to the date of the 2023 Annual Meeting of Stockholders and the 10th calendar day following the date on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made.

You should address your proposals or nominations to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

By Order of the Board of Directors
HANESBRANDS INC.

Tracy M. Preston

General Counsel, Corporate Secretary & Chief Compliance Officer

March 14, 2022

68  |

Appendix A

Table 1

Hanesbrands Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Quarters Ended			Years Ended
	January 1, 2022	January 2, 2021	% Change	January 1, 2022	January 2, 2021	% Change
Net sales	$1,752,349	$1,689,145	3.7%	$6,801,240	$6,127,161	11.0%
Cost of sales	1,084,621	1,589,946		4,149,541	4,524,461
Gross profit	667,728	99,199	573.1%	2,651,699	1,602,700	65.5%
As a % of net sales	38.1%	5.9%		39.0%	26.2%
Selling, general and administrative expenses	512,162	495,706		1,853,971	1,560,034
As a % of net sales	29.2%	29.3%		27.3%	25.5%
Operating profit (loss)	155,566	(396,507)	(139.2)%	797,728	42,666	1,769.7%
As a % of net sales	8.9%	(23.5)%		11.7%	0.7%
Other expenses	47,359	5,003		53,586	20,655
Interest expense, net	35,307	43,636		163,067	164,238
Income (loss) from continuing operations before income tax expense	72,900	(445,146)		581,075	(142,227)
Income tax expense (benefit)	4,946	(152,948)		60,107	(109,940)
Income (loss) from continuing operations	67,954	(292,198)	(123.3)%	520,968	(32,287)	(1,713.6)%
Loss from discontinued operations, net of tax	(7,921)	(39,966)		(443,744)	(43,292)
Net income (loss)	$60,033	$(332,164)		$77,224	$(75,579)
Earnings (loss) per share - basic:
Continuing operations	$0.19	$(0.83)		$1.48	$(0.09)
Discontinued operations	(0.02)	(0.11)		(1.26)	(0.12)
Net income (loss)	$0.17	$(0.95)		$0.22	$(0.21)
Earnings (loss) per share - diluted:
Continuing operations	$0.19	$(0.83)		$1.48	$(0.09)
Discontinued operations	(0.02)	(0.11)		(1.26)	(0.12)
Net income (loss)	$0.17	$(0.95)		$0.22	$(0.21)
Weighted average shares outstanding:
Basic	351,052	350,807		351,028	352,766
Diluted	352,323	350,807		352,078	352,766

HANESBRANDS INC.  |   69

Appendix A

Table 2-A

Hanesbrands Inc.

Supplemental Financial Information

Impact of Foreign Currency

(in thousands, except per share data)

(Unaudited)

	Quarter Ended January 1, 2022
	As Reported	Impact from Foreign Currency (1)	Constant Currency	Quarter Ended January 2, 2021	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,752,349	$(9,455)	$1,761,804	$1,689,145	3.7%	4.3%
Gross profit	667,728	(4,573)	672,301	99,199	573.1	577.7
Operating profit (loss)	155,566	(1,343)	156,909	(396,507)	(139.2)	(139.6)
Diluted earnings (loss) per share from continuing operations	$0.19	$0.00	$0.20	$(0.83)	(122.9)%	(124.1)%
As adjusted: (2)
Net sales	$1,752,349	$(9,455)	$1,761,804	$1,689,145	3.7%	4.3%
Gross profit	673,227	(4,573)	677,800	681,989	(1.3)	(0.6)
Operating profit	220,123	(1,343)	221,466	228,829	(3.8)	(3.2)
Diluted earnings per share from continuing operations	$0.44	$0.00	$0.45	$0.42	4.8%	7.1%

	Year Ended January 1, 2022
	As Reported	Impact from Foreign Currency (1)	Constant Currency	Year Ended January 2, 2021	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$6,801,240	$92,762	$6,708,478	$6,127,161	11.0%	9.5%
Gross profit	2,651,699	51,011	2,600,688	1,602,700	65.5	62.3
Operating profit	797,728	15,885	781,843	42,666	1,769.7	1,732.5
Diluted earnings (loss) per share from continuing operations	$1.48	$0.04	$1.44	$(0.09)	(1,744.4)%	(1,700.0)%
As adjusted: (2)
Net sales	$6,801,240	$92,762	$6,708,478	$6,127,161	11.0%	9.5%
Gross profit	2,661,797	51,011	2,610,786	2,273,318	17.1	14.8
Operating profit	929,438	15,885	913,553	776,862	19.6	17.6
Diluted earnings per share from continuing operations	$1.83	$0.04	$1.79	$1.40	30.7%	27.9%

(1)	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
(2)	Results for the quarters and years ended January 1, 2022 and January 2, 2021 reflect adjustments for restructuring and other action-related charges. See “Reconciliation of Select GAAP Measures to Non-GAAP Measures” in Tables 6-A through 6-E

70  |

Appendix A

Table 2-B

Hanesbrands Inc.

Supplemental Financial Information

Impact of Foreign Currency

(in thousands, except per share data)

(Unaudited)

	Quarter Ended January 1, 2022
	As Reported	Impact from Foreign Currency (1)	Constant Currency	Quarter Ended December 28, 2019	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,752,349	$13,004	$1,739,345	$1,610,012	8.8%	8.0%
Gross profit	667,728	8,052	659,676	633,129	5.5	4.2
Operating profit	155,566	3,001	152,565	230,006	(32.4)	(33.7)
Diluted earnings per share from continuing operations	$0.19	$0.01	$0.18	$0.43	(55.8)%	(58.1)%
As adjusted: (2)
Net sales	$1,752,349	$13,004	$1,739,345	$1,522,077	15.1%	14.3%
Gross profit	673,227	8,052	665,175	620,853	8.4	7.1
Operating profit	220,123	3,001	217,122	227,866	(3.4)	(4.7)
Diluted earnings per share from continuing operations	$0.44	$0.01	$0.43	$0.39	12.8%	10.3%

	Year Ended January 1, 2022
	As Reported	Impact from Foreign Currency (1)	Constant Currency	Year Ended December 28, 2019	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$6,801,240	$77,897	$6,723,343	$6,425,716	5.8%	4.6%
Gross profit	2,651,699	44,020	2,607,679	2,428,702	9.2	7.4
Operating profit	797,728	13,800	783,928	850,685	(6.2)	(7.8)
Diluted earnings per share from continuing operations	$1.48	$0.04	$1.44	$1.57	(5.7)%	(8.3)%
As adjusted: (2)
Net sales	$6,801,240	$77,897	$6,723,343	$6,006,269	13.2%	11.9%
Gross profit	2,661,797	44,020	2,617,777	2,354,289	13.1	11.2
Operating profit	929,438	13,800	915,638	818,341	13.6	11.9
Diluted earnings per share from continuing operations	$1.83	$0.03	$1.80	$1.45	26.2%	24.1%

(1)	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
(2)	Results for the quarters and years ended January 1, 2022 and December 28, 2019 reflect adjustments for restructuring and other action-related charges. Results for the quarter and year ended December 28, 2019 also reflect adjustments for the exited C9 Champion mass program and DKNY intimate apparel license. See “Reconciliation of Select GAAP Measures to Non-GAAP Measures” in Tables 6-A through 6-E.

HANESBRANDS INC.  |  71

Appendix A

Table 3-A

Hanesbrands Inc.

Supplemental Financial Information

By Business Segment

(in thousands)

(Unaudited)

	Quarters Ended			Years Ended
	January 1, 2022	January 2, 2021	% Change	January 1, 2022	January 2, 2021	% Change
Segment net sales:
Innerwear (1)	$666,086	$668,193	(0.3)%	$2,719,788	$2,978,009	(8.7)%
Activewear	448,948	403,113	11.4	1,679,639	1,184,413	41.8
International (2)	544,582	525,714	3.6	2,066,249	1,711,432	20.7
Other	92,733	92,125	0.7	335,564	253,307	32.5
Total net sales	$1,752,349	$1,689,145	3.7%	$6,801,240	$6,127,161	11.0%
Segment operating profit:
Innerwear	$112,615	$160,848	(30.0)%	$573,852	$718,923	(20.2)%
Activewear	58,587	35,718	64.0	236,400	67,643	249.5
International	103,866	92,782	11.9	339,317	249,718	35.9
Other	8,528	2,123	301.7	30,922	(10,140)	(405.0)
General corporate expenses/other	(63,473)	(62,642)	1.3	(251,053)	(249,282)	0.7
Total operating profit before restructuring and other action-related charges	220,123	228,829	(3.8)	929,438	776,862	19.6
Restructuring and other action-related charges	(64,557)	(625,336)	(89.7)	(131,710)	(734,196)	(82.1)
Total operating profit (loss)	$155,566	$(396,507)	(139.2)%	$797,728	$42,666	1,769.7%

(1)	The Innerwear segment includes $22 million and $801 million of net sales of PPE in the quarter and year ended January 2, 2021, respectively.
(2)	The International segment includes $6 million and $19 million of net sales of PPE in the quarter and year ended January 2, 2021, respectively.

	Quarters Ended			Years Ended
	January 1, 2022	January 2, 2021	Basis Points Change	January 1, 2022	January 2, 2021	Basis Points Change
Segment operating margin:
Innerwear	16.9%	24.1%	(717)	21.1%	24.1%	(304)
Activewear	13.0	8.9	419	14.1	5.7	836
International	19.1	17.6	142	16.4	14.6	183
Other	9.2	2.3	689	9.2	(4.0)	1,322
General corporate expenses/other	(3.6)	(3.7)	9	(3.7)	(4.1)	38
Total operating margin before restructuring and other action-related charges	12.6	13.5	(99)	13.7	12.7	99
Restructuring and other action-related charges	(3.7)	(37.0)	3,334	(1.9)	(12.0)	1,005
Total operating margin	8.9%	(23.5)%	3,235	11.7%	0.7%	1,103

72  |

Appendix A

Table 3-B

Hanesbrands Inc.

Supplemental Financial Information

By Business Segment

(in thousands)

(Unaudited)

	Quarters Ended			Years Ended
	January 1, 2022	December 28, 2019 Rebased (1)	% Change	January 1, 2022	December 28, 2019 Rebased (1)	% Change
Segment net sales:
Innerwear	$666,086	$558,302	19.3%	$2,719,788	$2,244,478	21.2%
Activewear	448,948	376,363	19.3	1,679,639	1,493,411	12.5
International	544,582	495,798	9.8	2,066,249	1,930,828	7.0
Other	92,733	91,614	1.2	335,564	337,552	(0.6)
Total net sales	$1,752,349	$1,522,077	15.1%	$6,801,240	$6,006,269	13.2%
Segment operating profit:
Innerwear	$112,615	$137,945	(18.4)%	$573,852	$505,839	13.4%
Activewear	58,587	52,849	10.9	236,400	196,612	20.2
International	103,866	85,148	22.0	339,317	331,322	2.4
Other	8,528	10,112	(15.7)	30,922	33,439	(7.5)
General corporate expenses/other	(63,473)	(58,188)	9.1	(251,053)	(248,871)	0.9
Total operating profit before restructuring and other action-related charges	220,123	227,866	(3.4)	929,438	818,341	13.6
Restructuring and other action-related charges	(64,557)	(19,067)	238.6	(131,710)	(62,515)	110.7
Total operating profit	$155,566	$208,799	(25.5)%	$797,728	$755,826	5.5%

	Quarters Ended			Years Ended
	January 1, 2022	December 28, 2019 Rebased (1)	Basis Points Change	January 1, 2022	December 28, 2019 Rebased (1)	Basis Points Change
Segment operating margin:
Innerwear	16.9%	24.7%	(780)	21.1%	22.5%	(144)
Activewear	13.0	14.0	(99)	14.1	13.2	91
International	19.1	17.2	190	16.4	17.2	(74)
Other	9.2	11.0	(184)	9.2	9.9	(69)
General corporate expenses/other	(3.6)	(3.8)	20	(3.7)	(4.1)	45
Total operating margin before restructuring and other action-related charges	12.6	15.0	(241)	13.7	13.6	4
Restructuring and other action-related charges	(3.7)	(1.3)	(243)	(1.9)	(1.0)	(90)
Total operating margin	8.9%	13.7%	(484)	11.7%	12.6%	(85)

(1)	Results for the quarter and year ended December 28, 2019 reflect adjustments for the exited C9 Champion mass program and DKNY intimate apparel license. See “Reconciliation of Select GAAP Measures to Non-GAAP Measures” in Tables 6-A through 6-E.

HANESBRANDS INC.  |  73

Appendix A

Table 4

Hanesbrands Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	January 1, 2022	January 2, 2021
Assets
Cash and cash equivalents	$536,277	$900,615
Trade accounts receivable, net	894,151	768,221
Inventories	1,584,015	1,367,758
Other current assets	186,503	158,700
Current assets held for sale	327,157	234,086
Total current assets	3,528,103	3,429,380
Property, net	441,401	477,821
Right-of-use assets	363,854	432,631
Trademarks and other identifiable intangibles, net	1,220,170	1,293,847
Goodwill	1,133,095	1,158,938
Deferred tax assets	327,804	367,976
Other noncurrent assets	57,009	64,773
Noncurrent assets held for sale	—	494,501
Total assets	$7,071,436	$7,719,867
Liabilities
Accounts payable	$1,214,847	$891,868
Accrued liabilities	660,778	609,864
Lease liabilities	109,526	136,510
Current portion of long-term debt	25,000	263,936
Current liabilities held for sale	316,902	222,183
Total current liabilities	2,327,053	2,124,361
Long-term debt	3,326,091	3,739,434
Lease liabilities - noncurrent	281,852	331,577
Pension and postretirement benefits	248,518	381,457
Other noncurrent liabilities	185,429	216,091
Noncurrent liabilities held for sale	—	112,989
Total liabilities	6,368,943	6,905,909
Stockholders’ equity
Preferred stock	—	—
Common stock	3,499	3,488
Additional paid-in capital	315,337	307,883
Retained earnings	935,260	1,069,546
Accumulated other comprehensive loss	(551,603)	(566,959)
Total stockholders’ equity	702,493	813,958
Total liabilities and stockholders’ equity	$7,071,436	$7,719,867

74  |

Appendix A

Table 5

Hanesbrands Inc.

Condensed Consolidated Statements of Cash Flows(1)

(in thousands)

(Unaudited)

	Quarters Ended		Years Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Operating Activities:
Net income (loss)	$60,033	$(332,164)	$77,224	$(75,579)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	18,486	28,083	81,669	95,759
Amortization of acquisition intangibles	4,694	6,215	20,390	24,718
Other amortization	3,529	3,878	12,139	11,969
Inventory write-down charges	—	584,671	—	584,671
Impairment of intangible assets and goodwill	—	25,173	163,047	45,492
Loss on classification of assets held for sale	45,617	—	312,359	—
Loss on extinguishment of debt	43,739	—	43,739	—
Amortization of debt issuance costs	2,055	3,262	12,305	11,565
Stock compensation expense	6,494	5,168	16,630	18,969
Deferred taxes	11,550	(168,068)	3,934	(161,215)
Other	2,324	3,497	(2,084)	8,501
Changes in assets and liabilities:
Accounts receivable	20,752	168,934	(181,173)	(6,945)
Inventories	(990)	123,310	(293,455)	(136,057)
Other assets	(47,678)	42,215	(40,636)	(1,144)
Accounts payable	(22,281)	(222,207)	368,753	(32,641)
Accrued pension and postretirement benefits	(300)	133	(40,768)	(18,832)
Accrued liabilities and other	(51,991)	(54,853)	69,336	79,238
Net cash from operating activities	96,033	217,247	623,409	448,469
Investing activities:
Capital expenditures	(13,952)	(4,702)	(69,272)	(53,735)
Proceeds from sales of assets	330	340	2,809	671
Other	5,571	4,364	14,008	11,982
Net cash from investing activities	(8,051)	2	(52,455)	(41,082)
Financing Activities:
Borrowings on Term Loan Facilities	1,000,000	—	1,000,000	—
Repayments on Term Loan Facilities	(609,375)	—	(925,000)	—
Borrowings on Accounts Receivable Securitization Facility	—	—	—	227,061
Repayments on Accounts Receivable Securitization Facility	—	—	—	(227,061)
Borrowings on Revolving Loan Facilities	—	—	—	1,638,000
Repayments on Revolving Loan Facilities	—	—	—	(1,756,189)
Borrowings on Senior Notes	—	—	—	700,000
Repayments on Senior Notes	(700,000)	—	(700,000)	—
Borrowings on International Debt	—	—	—	31,222
Repayments on International Debt	—	—	—	(36,383)
Borrowings on notes payable	39,890	68,124	149,287	234,682
Repayments on notes payable	(40,142)	(72,900)	(149,739)	(239,008)
Share repurchases	—	—	—	(200,269)
Cash dividends paid	(52,385)	(52,253)	(209,484)	(210,385)
Payments to amend and refinance credit facilities	(42,661)	(80)	(43,186)	(15,018)
Other	(7,423)	(4,163)	(9,898)	(4,483)
Net cash from financing activities	(412,096)	(61,272)	(888,020)	142,169
Effect of changes in foreign exchange rates on cash	(5,701)	22,072	(32,908)	31,124

HANESBRANDS INC.  |  75

Appendix A

	Quarters Ended		Years Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021

Change in cash, cash equivalents and restricted cash	(329,815)	178,049	(349,974)	580,680
Cash, cash equivalents and restricted cash at beginning of period	890,444	732,554	910,603	329,923
Cash, cash equivalents and restricted cash at end of period	560,629	910,603	560,629	910,603
Less restricted cash at end of period	—	1,166	—	1,166
Cash and cash equivalents at end of period	$560,629	$909,437	$560,629	$909,437
Balances included in the Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$536,277	$900,615	$536,277	$900,615
Cash and cash equivalents included in current assets held for sale	24,352	8,822	24,352	8,822
Cash and cash equivalents at end of period	$560,629	$909,437	$560,629	$909,437

(1)	The cash flows related to discontinued operations have not been segregated and remain included in the major classes of assets and liabilities. Accordingly, the Condensed Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

76  |

Appendix A

Table 6-A

Hanesbrands Inc.

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures

(in thousands, except per share data)

(Unaudited)

	Quarter Ended January 1, 2022
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Other Expenses	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations (1)
As reported	$667,728	$(512,162)	$155,566	$(47,359)	$72,900	$(4,946)	$67,954	$0.19
As a percentage of net sales	38.1%	29.2%	8.9%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	7,824	7,824	—	7,824	—	7,824	0.02
Loss on classification of assets held for sale	—	38,364	38,364	—	38,364	—	38,364	0.11
Operating model	2,397	3,194	5,591	—	5,591	—	5,591	0.02
Supply chain segmentation	3,102	—	3,102	—	3,102	—	3,102	0.01
Technology	—	2,212	2,212	—	2,212	—	2,212	0.01
Other	—	7,464	7,464	—	7,464	—	7,464	0.02
Early extinguishment and refinancing of debt	—	—	—	45,699	45,699	—	45,699	0.13
Discrete tax benefits	—	—	—	—	—	(8,050)	(8,050)	(0.02)
Tax effect on actions	—	—	—	—	—	(14,477)	(14,477)	(0.04)
Total restructuring and other action-related charges	5,499	59,058	64,557	45,699	110,256	(22,527)	87,729	0.25
As adjusted	$673,227	$(453,104)	$220,123	$(1,660)	$183,156	$(27,473)	$155,683	$0.44
As a percentage of net sales	38.4%	25.9%	12.6%

HANESBRANDS INC.  |  77

Appendix A

	Year Ended January 1, 2022
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Other Expenses	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations (1)
As reported	$2,651,699	$(1,853,971)	$797,728	$(53,586)	$581,075	$(60,107)	$520,968	$1.48
As a percentage of net sales	39.0%	27.3%	11.7%
Restructuring and other action- related charges:
Full Potential Plan:
Professional services	—	44,617	44,617	—	44,617	—	44,617	0.13
Loss on classification of assets held for sale	—	38,364	38,364	—	38,364	—	38,364	0.11
Operating model	2,397	20,794	23,191	—	23,191	—	23,191	0.07
Impairment of intangible assets	—	7,302	7,302	—	7,302	—	7,302	0.02
Supply chain segmentation	7,815	(2,396)	5,419	—	5,419	—	5,419	0.02
Technology	—	4,617	4,617	—	4,617	—	4,617	0.01
Other	(114)	8,314	8,200	—	8,200	—	8,200	0.02
Early extinguishment and refinancing of debt	—	—	—	45,699	45,699	—	45,699	0.13
Discrete tax benefits	—	—	—	—	—	(27,147)	(27,147)	(0.08)
Tax effect on actions	—	—	—	—	—	(26,518)	(26,518)	(0.08)
Total restructuring and other action-related charges	10,098	121,612	131,710	45,699	177,409	(53,665)	123,744	0.35
As adjusted	$2,661,797	$(1,732,359)	$929,438	$(7,887)	$758,484	$(113,772)	$644,712	$1.83
As a percentage of net sales	39.1%	25.5%	13.7%

(1)	Amounts may not be additive due to rounding.

Including the unfavorable foreign currency impact of $7 million, global Champion sales excluding C9 Champion increased approximately 10% in the fourth quarter of 2021 compared to the fourth quarter of 2020. On a constant currency basis, global Champion sales excluding C9 Champion increased approximately 12% in the fourth quarter of 2021 compared to the fourth quarter of 2020.

Including the favorable foreign currency impact of $3 million, global Champion sales excluding C9 Champion increased approximately 25% in the fourth quarter of 2021 compared to the fourth quarter of 2019. On a constant currency basis, global Champion sales excluding C9 Champion increased approximately 25% in the fourth quarter of 2021 compared to the fourth quarter of 2019.

78  |

Appendix A

Table 6-B

Hanesbrands Inc.

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures

(in thousands, except per share data)

(Unaudited)

	Quarter Ended January 2, 2021
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit (Loss)	Income (Loss) From Continuing Operations Before Income Tax Expense	Income Tax Benefit (Expense)	Income (Loss) From Continuing Operations	Diluted Earnings (Loss) Per Share From Continuing Operations (1)
As reported	$99,199	$(495,706)	$(396,507)	$(445,146)	$152,948	$(292,198)	$(0.83)
As a percentage of net sales	5.9%	29.3%	(23.5)%
Restructuring and other action-related charges:
Supply chain actions	836	—	836	836	—	836	0.00
Other	(63)	515	452	452	—	452	0.00
COVID-19 related charges:
Goodwill	—	25,173	25,173	25,173	—	25,173	0.07
Full Potential Plan:
Inventory SKU rationalization	192,704	—	192,704	192,704	—	192,704	0.55
PPE inventory write-off	362,913	—	362,913	362,913	—	362,913	1.03
PPE vendor commitments	26,400	—	26,400	26,400	—	26,400	0.08
Write-off of acquisition tax asset	—	16,858	16,858	16,858	—	16,858	0.05
Discrete tax benefits	—	—	—	—	(66,515)	(66,515)	(0.19)
Tax effect on actions	—	—	—	—	(118,133)	(118,133)	(0.34)
Total restructuring and other action-related charges	582,790	42,546	625,336	625,336	(184,648)	440,688	1.25
As adjusted	$681,989	$(453,160)	$228,829	$180,190	$(31,700)	$148,490	$0.42
As a percentage of net sales	40.4%	26.8%	13.5%

HANESBRANDS INC.  |  79

Appendix A

	Year Ended January 2, 2021
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income (Loss) From Continuing Operations Before Income Tax Expense	Income Tax Benefit (Expense)	Income (Loss) From Continuing Operations	Diluted Earnings (Loss) Per Share From Continuing Operations (1)
As reported	$1,602,700	$(1,560,034)	$42,666	$(142,227)	$109,940	$(32,287)	$(0.09)
As a percentage of net sales	26.2%	25.5%	0.7%
Restructuring and other action- related charges:
Supply chain actions	19,636	—	19,636	19,636	—	19,636	0.06
Program exit costs	9,387	467	9,854	9,854	—	9,854	0.03
Other	(440)	8,203	7,763	7,763	—	7,763	0.02
COVID-19 related charges:
Supply chain re-startup	45,149	3,459	48,608	48,608	—	48,608	0.14
Bad debt	—	9,418	9,418	9,418	—	9,418	0.03
Inventory	14,869	—	14,869	14,869	—	14,869	0.04
Goodwill	—	25,173	25,173	25,173	—	25,173	0.07
Full Potential Plan:
Inventory SKU rationalization	192,704	—	192,704	192,704	—	192,704	0.55
PPE inventory write-off	362,913	—	362,913	362,913	—	362,913	1.03
PPE vendor commitments	26,400	—	26,400	26,400	—	26,400	0.07
Write-off of acquisition tax asset	—	16,858	16,858	16,858	—	16,858	0.05
Discrete tax benefits	—	—	—	—	(69,628)	(69,628)	(0.20)
Tax effect on actions	—	—	—	—	(135,714)	(135,714)	(0.38)
Total restructuring and other action-related charges	670,618	63,578	734,196	734,196	(205,342)	528,854	1.50
As adjusted	$2,273,318	$(1,496,456)	$776,862	$591,969	$(95,402)	$496,567	$1.40
As a percentage of net sales	37.1%	24.4%	12.7%

(1)	Amounts may not be additive due to rounding.

80  |

Appendix A

Table 6-C

Hanesbrands Inc.

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures

(in thousands, except per share data)

(Unaudited)

	Quarter Ended December 28, 2019
	Net Sales	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations (1)
As reported	$1,610,012	$633,129	$(403,123)	$230,006	$182,142	$(23,528)	$158,614	$0.43
Less exited	(87,935)	(30,514)	9,307	(21,207)	(21,207)	1,241	(19,966)	(0.05)
programs (2)
As rebased	1,522,077	602,615	(393,816)	208,799	160,935	(22,287)	138,648	0.38
As a percentage of net sales		39.6%	25.9%	13.7%
Restructuring and other action-related charges:
Supply chain actions	—	13,622	—	13,622	13,622	—	13,622	0.04
Program exit costs	—	4,616	—	4,616	4,616	—	4,616	0.01
Other	—	—	829	829	829	—	829	0.00
Tax effect on actions	—	—	—	—	—	(16,032)	(16,032)	(0.04)
Total restructuring and other action-related charges	—	18,238	829	19,067	19,067	(16,032)	3,035	0.01
As adjusted	$1,522,077	$620,853	$(392,987)	$227,866	$180,002	$(38,319)	$141,683	$0.39

HANESBRANDS INC.  |  81

Appendix A

Table 6-C

Hanesbrands Inc.

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures

(in thousands, except per share data)

(Unaudited)

	Quarter Ended December 28, 2019
	Net Sales	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations (1)
As a percentage of net sales		40.8%	25.8%	15.0%

	Year Ended Dec 28, 2019
	Net Sales	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations (1)
As reported	$6,425,716	$2,428,702	$(1,578,017)	$850,685	$643,560	$(70,236)	$573,324	$1.57
Less exited programs (2)	(419,447)	(131,861)	37,002	(94,859)	(94,859)	11,629	(83,230)	(0.23)
As rebased	6,006,269	2,296,841	(1,541,015)	755,826	548,701	(58,607)	490,094	1.34
As a percentage of net sales		38.2%	25.7%	12.6%
Restructuring and other action-related charges:
Supply chain actions	—	52,832	—	52,832	52,832	—	52,832	0.14
Program exit costs	—	4,616	—	4,616	4,616	—	4,616	0.01
Other	—	—	5,067	5,067	5,067	—	5,067	0.01
Tax effect on actions	—	—	—	—	—	(22,159)	(22,159)	(0.06)
Total restructuring and other action-related charges	—	57,448	5,067	62,515	62,515	(22,159)	40,356	0.11
As adjusted	$6,006,269	$2,354,289	$(1,535,948)	$818,341	$611,216	$(80,766)	$530,450	$1.45
As a percentage of net sales		39.2%	25.6%	13.6%

(1)	Amounts may not be additive due to rounding.
(2)	Includes the results for the exited C9 Champion mass program and the DKNY intimate apparel license.

82  |

Appendix A

Table 6-D

Hanesbrands Inc.

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures

(in thousands, except per share data)

(Unaudited)

	Quarter Ended December 28, 2019
	As Reported	Less: Exited Programs (1)	Adjusted for Exited Programs	Less: Restructuring and other action-related charges	Rebased
Segment net sales:
Innerwear	$569,630	$11,328	$558,302	$—	$558,302
Activewear	452,970	76,607	376,363	—	376,363
International	495,798	—	495,798	—	495,798
Other	91,614	—	91,614	—	91,614
Total net sales	$1,610,012	$87,935	$1,522,077	$—	$1,522,077
Segment operating profit:
Innerwear	$140,368	$2,423	$137,945	$—	$137,945
Activewear	71,633	18,784	52,849	—	52,849
International	85,148	—	85,148	—	85,148
Other	10,112	—	10,112	—	10,112
General corporate expenses/other	(58,188)	—	(58,188)	—	(58,188)
Restructuring and other action-related charges	(19,067)	—	(19,067)	(19,067)	—
Total operating profit	$230,006	$21,207	$208,799	$(19,067)	$227,866

	Year Ended December 28, 2019
	As Reported	Less: Exited Programs (1)	Adjusted for Exited Programs	Less: Restructuring and other action-related charges	Rebased
Segment net sales:
Innerwear	$2,302,632	$58,154	$2,244,478	$—	$2,244,478
Activewear	1,854,704	361,293	1,493,411	—	1,493,411
International	1,930,828	—	1,930,828	—	1,930,828
Other	337,552	—	337,552	—	337,552
Total net sales	$6,425,716	$419,447	$6,006,269	$—	$6,006,269
Segment operating profit:
Innerwear	$515,991	$10,152	$505,839	$—	$505,839
Activewear	281,319	84,707	196,612	—	196,612
International	331,322	—	331,322	—	331,322
Other	33,439	—	33,439	—	33,439
General corporate expenses/other	(248,871)	—	(248,871)	—	(248,871)
Restructuring and other action-related charges	(62,515)	—	(62,515)	(62,515)	—
Total operating profit	$850,685	$94,859	$755,826	$(62,515)	$818,341

(1)	Includes the results for the exited C9 Champion mass program and the DKNY intimate apparel license.

HANESBRANDS INC.  |  83

Appendix A

Table 6-E

Hanesbrands Inc.

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures

(in thousands, except per share data)

(Unaudited)

	Last Twelve Months
	January 1, 2022	January 2, 2021
EBITDA (1):
Income (loss) from continuing operations	$520,968	$(32,287)
Interest expense, net	163,067	164,238
Income tax expense (benefit)	60,107	(109,940)
Depreciation and amortization	110,130	114,967
Total EBITDA	854,272	136,978
Total restructuring and other action-related charges (excluding tax effect on actions)	177,409	734,196
Stock compensation expense	16,405	18,507
Total EBITDA, as adjusted	$1,048,086	$889,681
Net debt:
Debt (current and long-term debt)	$3,351,091	$4,003,370
(Less) Cash and cash equivalents	(536,277)	(900,615)
Net debt	$2,814,814	$3,102,755
Net debt/EBITDA, as adjusted	2.7	3.5

(1)	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

	Quarters Ended		Years Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Free cash flow (1):
Net cash from operating activities	$96,033	$217,247	$623,409	$448,469
Capital expenditures	(13,952)	(4,702)	(69,272)	(53,735)
Free cash flow	$82,081	$212,545	$554,137	$394,734

(1)	Free cash flow includes the results from continuing and discontinued operations.

Table 7

Hanesbrands Inc.

Supplemental Financial Information

Reconciliation of GAAP Outlook to Adjusted Outlook

(in thousands, except per share data)

(Unaudited)

	Quarter Ended	Year Ended
	April 2, 2022	December 31, 2022
Operating profit outlook, as calculated under GAAP	$120,000 to $150,000	$780,000 to $850,000
Restructuring and other action-related charges	$15,000	$60,000
Operating profit outlook, as adjusted	$135,000 to $165,000	$840,000 to $910,000
Diluted earnings per share from continuing operations, as calculated under GAAP (1)	$0.20 to $0.27	$1.50 to $1.67
Restructuring and other action-related charges	$0.04	$0.14
Diluted earnings per share from continuing operations, as adjusted	$0.24 to $0.31	$1.64 to $1.81

(1)	The company expects approximately 353 million diluted weighted average shares outstanding for both the quarter ended April 2, 2022 and the year ended December 31, 2022.

Hanesbrands is unable to reconcile projections of financial performance beyond 2022 without unreasonable efforts, because the Company cannot predict, with a reasonable degree of certainty, the type and extent of certain items that would be expected to impact these figures in 2023 and beyond, such as net sales, operating profit, tax rates and action related charges.

84  |

1000 EAST HANES MILL ROAD
WINSTON-SALEM, NC 27105

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HANESBRANDS INC.

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Nominees:

	1a.	Cheryl K. Beebe	☐	☐	☐

	1b.	Stephen B. Bratspies	☐	☐	☐

	1c.	Geralyn R. Breig	☐	☐	☐

	1d.	Bobby J. Griffin	☐	☐	☐

	1e.	James C. Johnson	☐	☐	☐

	1f.	Franck J. Moison	☐	☐	☐

	1g.	Robert F. Moran	☐	☐	☐

	1h.	Ronald L. Nelson	☐	☐	☐

	1i.	William S. Simon	☐	☐	☐

	1j.	Ann E. Ziegler	☐	☐	☐

Vote on Proposals

The Board of Directors recommends that you vote FOR the following proposals:		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands’ independent registered public accounting firm for Hanesbrands’ 2022 fiscal year	☐	☐	☐

3.	To approve, on an advisory basis, named executive officer compensation as described in the proxy statement for the Annual Meeting	☐	☐	☐

Please sign exactly as name appears on the records of Hanesbrands Inc. and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2022 Annual Meeting of Stockholders
9:00 a.m., Eastern time, April 26, 2022

Hanesbrands Inc.
1000 E. Hanes Mill Rd.
Winston-Salem, NC 27105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Hanesbrands Inc. (“Hanesbrands”) will be held on Tuesday, April 26, 2022 at 9:00 a.m., Eastern time, virtually at www.virtualshareholdermeeting.com/HBI2022. Stockholders of record at the close of business on February 15, 2022 are entitled to notice of and to vote at the meeting. Stockholders will (1) elect ten directors, (2) vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands’ independent registered public accounting firm for its 2022 fiscal year, (3) vote on a proposal to approve, on an advisory basis, named executive officer compensation as described in the proxy statement for the Annual Meeting and (4) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The notice and proxy statement and annual report are available at www.proxyvote.com.

∆ DETACH PROXY CARD HERE ∆	D69035-P67627

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 26, 2022

The undersigned holder of common stock of Hanesbrands Inc., a Maryland corporation (“Hanesbrands”), hereby appoints Stephen B. Bratspies and Tracy M. Preston, or either of them, as proxies for the undersigned, with full power of substitution in either of them, to attend the Annual Meeting of Stockholders of Hanesbrands Inc. virtually at www.virtualshareholdermeeting.com/HBI2022, on April 26, 2022, at 9:00 a.m., Eastern time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and of the accompanying proxy statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast FOR each of the nominees for director, FOR proposal 2 and FOR proposal 3, all of which are set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors recommends a vote FOR each nominee for director, FOR proposal 2 and FOR proposal 3.